Exhibit 4.5

Execution Version

THIS IS A DRAFT AGREEMENT ONLY AND DELIVERY OR DISCUSSION OF THIS DRAFT AGREEMENT SHOULD NOT BE CONSTRUED AS AN OFFER OR COMMITMENT WITH RESPECT TO THE PROPOSED TRANSACTION TO WHICH THIS DRAFT AGREEMENT PERTAINS.  NOTWITHSTANDING THE DELIVERY OF THIS DRAFT AGREEMENT OR ANY PAST, PRESENT OR FUTURE APPROVALS BY THE MANAGEMENTS, BOARDS OF DIRECTORS, OR SHAREHOLDERS OF ANY PARTY TO THE PROPOSED TRANSACTION (OR ANY RELATED PERSON OR ENTITY) OR ANY OTHER PAST, PRESENT OR FUTURE WRITTEN OR ORAL INDICATIONS OF ASSENT, OR INDICATIONS OF THE RESULT OF NEGOTIATIONS OR AGREEMENTS, NO PARTY TO THE PROPOSED TRANSACTION (AND NO PERSON OR ENTITY RELATED TO ANY SUCH PARTY) WILL BE UNDER ANY LEGAL OBLIGATION WITH RESPECT TO THE PROPOSED COMMITMENT OF ANY NATURE WHATSOEVER UNLESS AND UNTIL THE DEFINITIVE AGREEMENT PROVIDING FOR THE TRANSACTION HAS BEEN EXECUTED AND DELIVERED BY ALL PARTIES THERETO.

SHARE AND ASSET PURCHASE AGREEMENT

by and among

TREMOR INTERNATIONAL LTD.,

UNRULY GROUP US HOLDING INC.,

UNRULY MEDIA PTY LTD.

UNRULY MEDIA PTE LTD.,

AMOBEE GROUP PTE. LTD.,

and

AMOBEE, INC.,

Dated as of July 25, 2022

Page

ARTICLE I DEFINITIONS AND INTERPRETATION	2

1.1	Certain Defined Terms	2
1.2	Interpretations	13

ARTICLE II ACQUISITION OF ACQUIRED COMPANY SHARES AND PURCHASED IP ASSETS	14

2.1	Purchase and Sale of Acquired Company Shares and the Purchased IP Assets.	14
2.2	Share Seller Options.	16
2.3	Closing Date; Closing	16
2.4	Escrow Arrangements	16
2.5	Estimated Closing Statement; Purchase Price Adjustment.	17
2.6	Withholding Taxes	20
2.7	No Further Ownership Rights in Acquired Company Shares	20
2.8	Further Assurances	20
2.9	Contingent Consideration	20

ARTICLE III REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE GROUP COMPANIES	22

3.1	Organization of the Group Companies.	22
3.2	Capital Structure of the Acquired Companies; Share Seller Options.	22
3.3	Acquired Company Subsidiaries.	23
3.4	Authority.	24
3.5	No Conflict; Third Party Consents.	25
3.6	Governmental Consents.	25
3.7	Company Financial Statements.	25
3.8	Internal Controls.	25
3.9	No Undisclosed Liabilities.	26
3.10	No Changes.	26
3.11	Accounts Receivable; Minimum Spend Obligations.	26
3.12	Tax Matters.	27
3.13	Restrictions on Business Activities.	30
3.14	Property and Assets; Absence of Liens.	31
3.15	Intellectual Property.	32
3.16	Material Contracts.	34
3.17	Interested Party Transactions.	37

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(continued)

Page

3.18	Compliance with Laws; Permits.	37
3.19	Litigation.	38
3.20	Books and Records.	38
3.21	Brokers’ and Finders’ Fees; Third Party Expenses.	38
3.22	Employee Benefit Plans.	38
3.23	Labor and Employment Matters.	41
3.24	Insurance	43
3.25	Foreign Corrupt Practices Act; No Conflict with Sanctions Laws; Anti Money Laundering.	44
3.26	Critical Technology	44
3.27	Customers and Suppliers.	44
3.28	Privacy and Data Security.	45
3.29	Environmental Matters.	45
3.30	Anti-Takeover Statutes	46
3.31	Complete Copies of Materials	46

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS	47

4.1	Ownership of Shares	47
4.2	Authority	47
4.3	No Agreements	47
4.4	Certain Relationships and Related Transactions	47
4.5	Consents	47
4.6	Brokers and Finders; Transaction Expenses	48
4.7	Share Seller Tax Matters	48

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYERS	48

5.1	Organization	48
5.2	Authority	48
5.3	No Conflict	48
5.4	Consents	48
5.5	Finder’s Fees; Advisors	49
5.6	Payment of Adjusted Share Purchase Price	49
5.7	Solvency	49
5.8	U.S. Regulatory Authorization	49

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(continued)

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ARTICLE VI AGREEMENTS OF THE PARTIES	49

6.1	Affirmative Conduct of the Business of the Group Companies.	49
6.2	Restrictions on Conduct of the Business of the Group Companies.	50
6.3	Access to Information.	53
6.4	Notification of Certain Matters.	53
6.5	Reasonable Best Efforts to Complete.	54
6.6	Contract Consents, Amendments and Terminations.	55
6.7	[Reserved].	55
6.8	Directors and Officers Insurance.	55
6.9	Employee Matters.	56
6.10	Restrictive Covenants.	57
6.11	Exclusivity.	57
6.12	280G.	58
6.13	Termination of 401(k) Plan.	58
6.14	Takeover Statutes.	59
6.15	Release of Guaranties.	59
6.16	R&W Insurance Policy.	59
6.17	Treatment of Certain Contracts.	59
6.18	Financing Cooperation.	59
6.19	Intercompany Leases.	60
6.20	Interested Party Contracts.	60

ARTICLE VII ADDITIONAL AGREEMENTS	61

7.1	Tax Matters.	61
7.2	Release.	61
7.3	Confidentiality; Public Announcements.	62
7.4	No Use of Names	62

ARTICLE VIII CONDITIONS TO THE CLOSING	62

8.1	Conditions to Obligations of Each Party to Effect the Closing.	62
8.2	Conditions to the Obligations of the Buyers.	63
8.3	Conditions to Obligations of the Sellers.	65

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(continued)

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ARTICLE IX SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS	65

9.1	Survival.	65
9.2	Indemnification.	66
9.3	Indemnification Limitations.	67
9.4	Indemnification Claims Procedures.	68
9.5	Third-Party Claims.	69
9.6	Effect of Indemnification Payments	70
9.7	Release of General Indemnity Escrow Fund	70

ARTICLE X TERMINATION, AMENDMENT AND WAIVER	70

10.1	Termination.	70
10.2	Effect of Termination	71
10.3	Extension; Waiver	71

ARTICLE XI GENERAL PROVISIONS	72

11.1	Notices.	7
11.2	Amendment.	72
11.3	Counterparts.	73
11.4	Entire Agreement.	73
11.5	No Third Party Beneficiaries.	73
11.6	Assignment; Successors and Assignees.	73
11.7	Severability.	73
11.8	Other Remedies.	73
11.9	Specific Performance.	73
11.10	Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.	74
11.11	No Recourse.	74
11.12	Waiver of Conflicts.	75
11.13	Disclosure Schedule.	75
11.14	Independent Investigation; No Other Representations and Warranties.	76

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A – Reorganization Agreement
Exhibit B – Seller Guarantee
Exhibit C – R&W Insurance Policy
Exhibit D – Form of Escrow Agreement
Exhibit E – Form of Director Resignation Letter

Schedules

Company Disclosure Schedule

Schedule 1.1(a) – Capitalized Lease Obligations
Schedule 1.1(b) – Company Debt
Schedule 1.1(c) – Company Products
Schedule 1.1(d) – Example Statement of Net Working Capital
Schedule 1.1(e) – Purchased IP Assets
Schedule 1.1(f) – Retention Bonus Agreements
Schedule 2.1(d)(ii) – Buyer Repaid Indebtedness
Schedule 2.1(e) – Seller Repaid Indebtedness
Schedule 2.1(f) – Forgiven Debt
Schedule 6.2 – Conduct of the Business
Schedule 6.8 – Indemnification Agreements
Schedule 6.15 – Guaranties
Schedule 6.17 – Treatment of Certain Contracts
Schedule 8.2(d)(i) – Third Party Consents
Schedule 8.2(d)(ii) – Amended Agreements
Schedule 8.2(d)(iii) – Terminated Agreements
Schedule 8.2(d)(iv) – Third Party Notices
Schedule 8.2(g)(v)(A) – Form of FIRPTA Certificate
Schedule 8.2(g)(v)(B) – Form of FIRPTA Notification Letter
Schedule 8.2(g)(vi) – Form of Bill of Sale and Assignment and Assumption Agreement
Schedule 9.2(a)(vi) – Scheduled Indemnities

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SHARE AND ASSET PURCHASE AGREEMENT

THIS SHARE AND ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 25, 2022 by and among Tremor International Ltd., a company organized under the laws of the State of Israel (the “Asset Buyer”), Unruly Group US Holding Inc., a company organized under the laws of the State of Delaware (the “US Share Buyer”), Unruly Media Pty Ltd., a company organized under the laws of Australia (the “AZ Share Buyer”), Unruly Media Pte Ltd., a company organized under the laws of Singapore (the “Pte Share Buyer”, and together with the US Share Buyer and AZ Share Buyer, the “Share Buyers”, and the Share Buyers together with Asset Buyer, the “Buyers”), Amobee, Inc., a company organized under the laws of the State of Delaware (the “Asset Seller”), and Amobee Group Pte. Ltd., a company organized under the laws of Singapore (the “Share Seller”, and together with the Asset Seller, collectively, the “Sellers”) and the sole shareholder of each of (i) the Asset Seller, (ii) Amobee ANZ Pty Ltd, a company organized under the laws of Australia (the “AZ Acquired Company”), and (iii) Amobee Asia Pte. Ltd., a company organized under the laws of Singapore (the “Pte Acquired Company”) ((i), (ii) and (iii) collectively, the “Acquired Companies”).  Each capitalized term used in this Agreement and not otherwise defined shall have the meaning ascribed to such term in Article I hereof.

RECITALS

A.          The Share Buyers wish to acquire from the Share Seller, and the Share Seller wishes to sell to the Share Buyers all of the Acquired Company Shares (the “Share Purchase”), which Acquired Company Shares, as of the Closing, will constitute 100% of the issued and outstanding share capital of the Acquired Companies on a fully diluted basis, all on the terms and subject to the conditions of this Agreement and applicable law.

B.          The Buyers do not wish to acquire the email solutions business operated by the Group Companies (the “Excluded Business”) or assume any of the Liabilities to the extent related to or arising from the Excluded Business (including the historical operation of the Excluded Business by any of the Group Companies prior to Closing (and whether or not such activities remain operative as of the Closing)). Accordingly, contemporaneously with the execution and delivery of this Agreement by the parties hereto, the Asset Seller and the Share Seller are entering into that certain Reorganization Agreement in the form attached hereto as Exhibit A (the “Reorganization Agreement”), providing for, among other things, the assignment by the Asset Seller to the Share Seller of the current and historical assets, properties and rights to the extent such assets, properties and rights are primarily related to, used or held for use in connection with the Excluded Business, and for the assumption by the Share Seller of all Liabilities included in, arising out of or relating to, the Excluded Business (including the historical operation of the Excluded Business by any of the Group Companies prior to Closing (and whether or not such activities remain operative as of the Closing)).

C.          Immediately prior to consummation of the Share Purchase and for the consideration and on the terms set forth in this Agreement, (i) the Asset Buyer wishes to acquire, and the Asset Seller wishes to sell, the Purchased IP Assets, and (ii) the Asset Buyer and the Asset Seller wish for the Asset Buyer to assume all of the Assumed Liabilities (collectively, clauses (i) and (ii), the “Asset Purchase”).

D.          The Board of Directors of the Share Seller has approved this Agreement and the transactions contemplated hereby, including the Share Purchase.

E.          The shareholders representing the holders of at least 99% of the share capital of the Share Seller (which constitutes the requisite holders required to approve this Agreement and the transactions contemplated hereby) will prior to Closing approve this Agreement and the transactions contemplated hereby, including the Share Purchase (the “Shareholder Approval”).

F.          The Board of Directors and sole shareholder of the Asset Seller have approved this Agreement and the transactions contemplated hereby, including the Asset Purchase.

G.          The Boards of Directors of each of the Asset Buyer, the US Share Buyer, the AZ Share Buyer and the Pte Share Buyer have approved this Agreement and the transactions contemplated hereby, including, as applicable, the Asset Purchase and the Share Purchase.

H.          Contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to the Buyers to enter into this Agreement, Singtel Interactive Pte. Ltd., a company organized under the laws of Singapore and a wholly-owned subsidiary of Singapore Telecommunications Limited, is entering into a guarantee in favor of the Buyers (“Seller Guarantee”) in the form attached hereto as Exhibit B.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

               1.1          Certain Defined Terms.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Accounting Principles” shall mean IFRS, consistently applied by the Group Companies using the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Audited Financials.

“Acquired Company Shares” shall mean the issued and outstanding shares of each of the Acquired Companies, which, collectively, constitute 100% of the issued and outstanding share capital of each of the Acquired Companies on a fully diluted basis.

“Action” shall mean any suit, action, claim, arbitration, proceeding or investigation, in each case, brought by or before any Governmental Entity, and any appeal therefrom.

“Adjusted Share Purchase Price” shall mean (without duplication) (i) the Share Purchase Price, minus (ii) the sum of the Change in Control Fees, the Company Transaction Fees, the Severance Expenses and the Company Debt as of the Reference Time (each item, to the extent not reflected in the Estimated Closing Net Working Capital), plus (iii) Company Cash (if any), minus (iv) the Estimated Closing Net Working Capital Deficit (if any), plus (v) the Estimated Closing Net Working Capital Surplus (if any). For the avoidance of doubt, if the calculation of the Adjusted Share Purchase Price in the immediately preceding sentence results in a negative number, then the Adjusted Share Purchase Price shall equal zero (0).

“Adjustment Escrow Amount” shall mean $3,000,000.

“Adjustment Escrow Fund” shall mean the Adjustment Escrow Amount, plus any interest paid or earned on the Adjustment Escrow Amount.

“Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Asset Purchase Price” shall mean $82,000,000.

“Assumed Liabilities” shall mean all Liabilities to the extent arising from or related to the Purchased IP Assets, in each case whether occurring, existing or asserted before, on or after the Closing.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in the United States and Singapore are authorized or obligated by Law or Order to close.

“Capitalized Lease Obligations” means all obligations of the Group Companies (on a consolidated basis) as lessee under leases of personal property that are required under IFRS to be capitalized on a balance sheet, including the equipment leases as set forth in Schedule 1.1(a) but excluding for the avoidance of doubt, any and all office, real estate and non-equipment data center leases of the Group Companies.  Schedule 1.1(a) sets forth an illustrative example of all Capitalized Lease Obligations as of May 31, 2022.

“Change in Control Fees” shall mean, as of the Reference Time, (i) any bonuses or other payments issued or promised to any current or former employees, directors, officers or independent contractors of the Group Companies, including any stay-bonuses or any bonuses pursuant to a management carve-out plan, transaction completion, severance or other change-of-control bonuses or other similar benefits or payments, or any other single-trigger termination-related payments to any such Person, in each case, which will become payable by any of the Group Companies solely as a result of either of the Sellers entering into this Agreement or the consummation of any of the transactions contemplated hereby (and including, for the avoidance of doubt, any payments under the Retention Bonus Agreements), and (ii) the employer portion of any employment or payroll or other applicable Taxes payable by the Group Companies in connection with the foregoing, provided, however, that for the avoidance of doubt, the foregoing amounts shall be determined without duplication of any such amounts included in the Company Transaction Fees and/or Severance Expenses.  For the avoidance of doubt, the definition of “Change in Control Fees” includes any payments owed to certain Employees of the Group Companies under the Retention Bonus Agreements, but expressly excludes (i) any payment required to secure a release, or contractual or statutory severance payments to any Employee terminated by, or at the direction of, any of the Buyers or the Acquired Companies after the Closing, (ii) any payments, benefits or obligations to any Employee arising out of “double-trigger” provisions which are not payable pursuant to any Retention Bonus Agreements, (iii) any payment made by any of the Buyers to any Employee pursuant to the terms of an employment offer letter or other arrangement entered into by and between any of the Buyers and such Employee, and (iv) any payments covered under Severance Expenses or Company Transaction Fees.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company Business” shall mean the business of providing integrated linear and digital media advertising technology solutions to business enterprises, which includes, without limitation, Demand-side Platform and Advanced TV Technology (Demand and Supply) (which includes but is not limited to addressable TV, OTT and CTV), in each case, as conducted by the Group Companies as of the Closing, but excluding the Excluded Business.

“Company Cash” means the aggregate amount of unrestricted cash in the accounts of the Group Companies determined in accordance with IFRS, as of the Reference Time (including, without limitation, checks, bank deposits, short term investments, and deposits and sureties held by third parties), excluding, for the avoidance of doubt the Asset Purchase Price and any cash invested by the Share Seller or any of its Affiliates in the Asset Seller for the purpose of the repayment of the Seller Repaid Indebtedness, if any.  For the avoidance of doubt, Company Cash shall be calculated net of issued but uncleared checks, wires and drafts, but shall be calculated inclusive of checks, wires and drafts deposited for the account of the Group Companies but not yet cleared (provided that they shall have cleared as of the Share Buyers’ delivery of the Draft Closing Statement pursuant to Section 2.5(c)).

“Company Debt” means the aggregate amount of all outstanding Indebtedness of the Group Companies, as of the Reference Time, provided, however, that such amount shall disregard all Seller Repaid Indebtedness that will be paid off by the Asset Seller on Closing in accordance with Section 2.1(e).  Schedule 1.1(b) sets forth an illustrative example of all Company Debt as of May 31, 2022.

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or purported to be owned by, the Group Companies.

“Company Material Adverse Effect” shall mean any change, fact, circumstance, condition, event or effect (each, an “Effect”), individually or when taken together with all other Effects, that have occurred on or prior to the date of determination of the occurrence of a Company Material Adverse Effect (i) that has had, or would reasonably be expected to have, a material and adverse effect on the business, operations, results of operations, assets and liabilities (taken together) or condition of the Group Companies, taken as a whole, or (ii) that would reasonably be expected to materially impede the authority or ability of the Group Companies and/or the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that in determining whether a Company Material Adverse Effect has occurred there shall be excluded any Effect resulting from, arising out of, or in connection with, any of the following:  (A) changes, events, occurrences, developments in, or effects from or relating to general business or economic conditions in the industries in which the Group Companies operate and applicable capital, banking, currency or securities markets (including (x) any disruption of any of the foregoing markets, (y) any change in currency exchange rates, and (z) any decline or rise in the price of any security, commodity, contract or index), (B) changes in applicable Law or other binding directives or determinations issued or made by any Governmental Entity, in each case, occurring after the date hereof, (C) any changes in IFRS occurring after the date hereof, (D) changes, events, occurrences or developments in, or effects arising from or relating to any national or international political conditions, in each case, after the date hereof, (E) any natural disaster, other acts of God (including pandemics and for the avoidance of doubt, COVID-19), acts of war, insurrection, or sabotage, or cyber or terrorist attack, (F) changes, events, occurrences, developments, or effects arising from or relating to the taking of any action at the express written request of any of the Buyers or their Affiliates, to the extent such action is not otherwise required or contemplated by this Agreement, (G) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of the Buyers, including the impact thereof on the relationships, contractual or otherwise, of the Group Companies with employees, customers, vendors, suppliers, distributors, lessors or other commercial partners, or (H) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with the Buyers or their Affiliates or representatives) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Company Material Adverse Effect), except to the extent that, in the cases of clauses (A), (D) or (E) above, such Effects affect the Group Companies (taken as a whole) in a materially disproportionate way compared to other similarly situated companies in the industries in which the Group Companies operate).

“Company Net Working Capital” shall mean the consolidated total current assets of the Group Companies (excluding Company Cash) minus the consolidated total current Liabilities of the Group Companies (excluding Company Debt, Change in Control Fees and Company Transaction Fees), in each case, as of the Reference Time, determined solely in accordance with IFRS on a consolidated basis without duplication and including only those specific line items of current assets and current Liabilities set forth in the Example Statement of Net Working Capital.

“Company Option Plans” shall mean any compensatory equity incentive or option plans or option or other equity award Contract of the Group Companies, including equity incentive or option plans or option or other equity award Contracts assumed by any of the Group Companies pursuant to a merger or acquisition.

“Company Options” shall mean any option to purchase or otherwise acquire Acquired Company Shares (whether or not vested) outstanding under the Company Option Plans or otherwise.

“Company Products” shall mean all products, technologies and services (including products currently under development set forth in Schedule 1.1(c)) owned, made, marketed, provided, distributed, imported for resale, sold or licensed (or otherwise utilized in the Company Business) by or on behalf of the Group Companies as of the date of this Agreement.

“Company Transaction Fees” shall mean, as of the Reference Time, to the extent not paid (and not reflected in the Closing Net Working Capital), all fees and expenses incurred by the Group Companies in connection with this Agreement or the transactions contemplated hereby, including, without limitation:  (a) all legal, accounting, tax, financial advisory, consulting and all other fees and expenses of third parties incurred by the Sellers or any of the Group Companies in connection with the negotiation and consummation of the terms and conditions of this Agreement and the transactions contemplated hereby, (b) any payments incurred as of or prior to the Closing by the Sellers or any of the Group Companies as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the transactions contemplated by this Agreement, (c) fees payable by the Sellers or any of the Group Companies to the Escrow Agent, costs of the D&O Tail Insurance (as defined below) and 50% of the costs and expenses (including premiums and binding fees) of the R&W Insurance Policy (the “Policy Cost”), and (d) costs or expenses resulting from the Group Companies seeking to terminate the Terminated Agreements or to obtain consents, waivers and approvals for the Contracts set forth on Schedule 8.2(d)(i).  For the avoidance of doubt, “Company Transaction Fees” shall exclude (i) any Liability taken into account in the determination of the Company Net Working Capital or any Company Debt, Change in Control Fee or Severance Expense, (ii) all regulatory filing fees required for the consummation of the transactions contemplated hereunder, including, without limitation, the regulatory filing fees required under the HSR Act, and (iii) 50% of the Policy Cost, which in all cases shall be expressly borne jointly and severally by the Buyers.

“Confidentiality Agreement” shall mean the Mutual Non-Disclosure Agreement dated as of February 11, 2022, by and between Tremor Video Inc. and Singapore Telecommunications Limited.

“Consents” shall mean consents, assignments, Permits, Orders, certifications, concessions, franchises, approvals, authorizations, registrations, filings, waivers, declarations or filings with, of or from any Governmental Entity, parties to Contracts or any third Person.

“Contract” shall mean any written or binding oral mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Copyleft License” shall mean any license that requires, as a condition of use, modification or distribution of software licensed thereunder, that such software, or other software or content incorporated into, derived from, used, or distributed with such software:  (i) in the case of software, be made available to any third party recipient in a form other than binary (e.g., Source Code) form, (ii) be made available to any third-party recipient under terms that allow preparation of derivative works, (iii) in the case of software, be made available to any third-party recipient under terms that allow software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under law), or (iv) be made available to any third-party recipient at no license fee.  Copyleft Licenses include, without limitation, the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“COVID-19” means the novel coronavirus, SARS-CoV2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to the operations, “sheltering-in-place,” curfews or other restrictions that related to, or arise out of COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

“Data Protection Laws” shall mean all laws and regulations applicable to the Group Companies’ collection, storage, use, sharing, safeguarding, transfer and other processing of information, including Personal Information.

“Data Room” means the electronic data room hosted by Intralinks relating to the Acquired Companies and the transactions contemplated by this Agreement.

“Debt Financing” means any debt financing obtained or incurred by the Buyers and/or their Affiliates in connection with the consummation of the transactions contemplated hereby.

“Defense Production Act” means Section 721 of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. Section 4565.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Dollars” or “$” shall mean United States dollars.

“Employee” shall mean any current employee of any of the Group Companies.

“Employee Plans” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), as well as all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements, including any bonus, deferred compensation, option, restricted stock, restricted stock unit, phantom stock, stock appreciation right, profits interests, equity or equity-based, retirement, pension, employment, offer letter, separation, consulting or independent contractor, severance, incentive, commission, retention, profit sharing, vacation, death benefit, sick leave, material fringe benefit, paid time off, accident, disability, change of control, employee health or other welfare benefit plan, program, policy, agreement or other arrangement, whether written or oral, involving direct or indirect benefits, (other than salary, as compensation for services rendered), maintained, sponsored, contributed to or obligated to be contributed to by the Group Companies or their respective ERISA Affiliates for the benefit of current or former officers, directors, managers, employees or individual independent contractors (including any single-member entity independent contractor) of the business of the Group Companies, or with respect to which the Group Companies have any liability, including on account of an ERISA Affiliate.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Acquired Companies or that, together with the Group Companies, would be treated as a single employer with the Group Companies under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Escrow Agent” shall mean the escrow agent appointed pursuant to the terms of the Escrow Agreement, or any successor appointed in accordance with the terms of the Escrow Agreement.

“Estimated Closing Net Working Capital Deficit” shall mean the amount, if any, by which the Estimated Closing Company Net Working Capital is less than the Net Working Capital Target. For the avoidance of doubt, (i) the Estimated Closing Net Working Capital Deficit may not be a negative number and (ii) if the Estimated Closing Net Working Capital is not less than the Net Working Capital Target, (A) the Estimated Closing Net Working Capital Deficit shall equal zero (0) and (B) if the Estimated Net Working Capital is greater than the Net Working Capital Target, then the difference between such amounts would be reflected as an Estimated Closing Net Working Capital Surplus in accordance with the definition thereof.

“Estimated Closing Net Working Capital Surplus” shall mean the amount, if any, by which the Estimated Closing Company Net Working Capital exceeds the Net Working Capital Target. For the avoidance of doubt, (i) the Estimated Closing Net Working Capital Surplus may not be a negative number and (ii) if the Estimated Closing Net Working Capital Target does not exceed the Net Working Capital Target, (A) the Estimated Closing Net Working Capital Surplus shall equal zero (0) and (B) if the Estimated Net Working Capital is less than the Net Working Capital Target, then the difference between such amounts would be reflected as an Estimated Closing Net Working Capital Deficit in accordance with the definition thereof.

“Example Statement of Net Working Capital” shall mean the illustrative calculation of Company Net Working Capital attached hereto as Schedule 1.1(d).

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any applicable Law or Order governing (a) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country in which the Group Companies operate; (b) any release of technology or software in any foreign country or to any foreign person; or (c) compliance with unsanctioned foreign boycotts.

“Final Closing Net Working Capital Deficit” shall mean the amount, if any, by which Company Net Working Capital, as finally determined in accordance with Section 2.5, is less than the Net Working Capital Target. For the avoidance of doubt, (i) the Final Closing Net Working Capital Deficit may not be a negative number and (ii) if the Company Net Working Capital, as finally determined in accordance with Section 2.5, is not less than the Net Working Capital Target, (A) the Final Closing Net Working Capital Deficit shall equal zero (0) and (B) if the Company Net Working Capital, as finally determined in accordance with Section 2.5, is greater than the Net Working Capital Target, then the difference between such amounts would be reflected as a Final Closing Net Working Capital Surplus in accordance with the definition thereof.

“Final Closing Net Working Capital Surplus” shall mean the amount, if any, by which the Company Net Working Capital, as finally determined in accordance with Section 2.5, exceeds the Net Working Capital Target. For the avoidance of doubt, (i) the Final Closing Net Working Capital Surplus may not be a negative number and (ii) if the Closing Net Working Capital Target, as finally determined in accordance with Section 2.5, does not exceed the Net Working Capital Target, (A) the Final Closing Net Working Capital Surplus shall equal zero (0) and (B) if the Company Net Working Capital, as finally determined in accordance with Section 2.5, is less than the Net Working Capital Target, then the difference between such amounts would be reflected as a Final Closing Net Working Capital Deficit in accordance with the definition thereof.

“Forfeited Retention Bonus Payments” means any cash payments contemplated under the Retention Bonus Agreements that are forfeited by a bonus recipient pursuant to the terms set forth therein (including, if applicable under the terms therein, as a result of the failure of such bonus recipient to be employed by a Group Company on the applicable payment date under the applicable Retention Bonus Agreement(s)) (a “Forfeiture Event”), provided, however, that any such cash payment that would have otherwise been payable to a bonus recipient shall not constitute a Forfeited Retention Bonus Payment hereunder if there shall have occurred with respect to such bonus recipient a Forfeiture Event prior to the six (6) month anniversary of the Closing Date, and within forty-five (45) days after such Forfeiture Event, Buyers (directly or indirectly through any Group Company) reallocate the applicable cash payment to another employee of the Group Companies as of the date hereof from the same department, provided, further that Buyers shall notify the Share Seller in writing of the reallocation, which notice shall include the name and department of the applicable employee that is entitled to the reallocation of the cash payment.

“Fundamental Representations” means the representations and warranties of the Share Seller with respect to the Group Companies set forth in Section 3.1(a) (Organization of the Group Companies), Section 3.2(a)-(d) (Capital Structure of the Acquired Companies), Section 3.4 (Authority), Section 3.5(a) (No Conflict; Third Party Consents), and Section 3.21 (Brokers’ and Finders’ Fees; Third Party Expenses) and the representations and warranties of the Sellers in Section 4.1 (Ownership of Shares), Section 4.2 (Authority), and Section 4.6 (Brokers and Finders; Transaction Expenses).

“General Indemnity Escrow Amount” shall mean $894,375.

“General Indemnity Escrow Fund” shall mean the General Indemnity Escrow Amount, plus any interest paid or earned on the General Indemnity Escrow Amount.

“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Government Grant” means any grant, incentive, qualification, subsidy, award, participation, exemption, status or other benefit from any Governmental Entity granted to, provided or made available to, or enjoyed by the Group Companies.

“Group Companies” means, collectively, the Acquired Companies and their respective Subsidiaries.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” shall mean the International Financial Reporting Standards, consistently applied.

“Indebtedness” shall mean, with respect to the Group Companies (on a consolidated basis) without duplication:  (a) the principal of and accrued and unpaid premium (if any) in respect of indebtedness of the Group Companies (on a consolidated basis) for borrowed money; (b) the principal of and accrued and unpaid premium (if any) in respect of obligations of the Group Companies (on a consolidated basis) evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) all obligations of the Group Companies (on a consolidated basis) issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six months from the date the obligation is incurred; (e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction (solely to the extent drawn and excluding, for the avoidance of doubt, amounts of any undrawn “stand-by” letters of credit, banker’s acceptance or similar transaction); (f) guarantees in respect of Indebtedness referred to in clauses (a) through (e) above and clause (h) below; (g) all obligations of any other Person of the type referred to in clauses (a) through (e) which is secured by a Lien on any property or asset of the Group Companies, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; (h) the net termination value of all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof designed to protect the Group Companies against fluctuations in currency value that would be payable upon termination thereof; and (i) indebtedness obligations under any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of the types referred to in clauses (a) through (h) above.  For the avoidance of doubt, “Indebtedness” shall not include (i) any item that would otherwise constitute “Indebtedness” that is actually taken into account as Company Transaction Fees, Change in Control Fees, Severance Expenses or in the calculation of Company Net Working Capital, (ii) any intercompany payables or loans of any kind or nature solely among the Acquired Companies and their respective indirect or direct wholly-owned Subsidiaries provided that such intercompany payables or loans do not result in indebtedness to any third party or any of the Sellers or any of Sellers’ group companies (which are not Acquired Companies) or (iii) any and all office, real estate and non-equipment data center leases of the Group Companies.

“Indemnified Party” means the applicable Buyer Indemnified Party.

“Indemnifying Party” means the Seller Indemnifying Party.

“Information Technology Systems” means all information technology and computer systems (including software, information technology and telecommunication hardware (including workstations, servers, routers, and firewalls) and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information used in or necessary to the conduct of the Company Business.

“Intellectual Property Rights” shall mean all worldwide common law and statutory rights in, arising out of, or associated with the following, including without limitation, any intellectual property rights embodied in Technology:  (a) copyrights, copyright registrations, maskworks, works of authorship and databases and rights granted under the U.S. Copyright Act (“Copyrights”); (b) inventions, patents and utility models and applications therefor and all other rights granted under the U.S. Patent Act (“Patent Rights”); (c) trade names, logos, common law trademarks and service marks, any registrations or applications therefor; (d) rights in, arising out of, or associated with Trade Secrets including without limitation rights granted under the Uniform Trade Secrets Act (“Trade Secret Rights”); (e) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity; (f) rights of attribution and integrity and other moral rights of an author, including the right of the author to be known as the author of his/her work, to prevent others from being named as the author of the work, to prevent others from making deforming or derogatory changes in the work in a manner that reflects negatively on or would be prejudicial to his/her professional standing, his/her goodwill, dignity, honor or reputation; and (g) rights in, arising out of, or associated with domain names.

“International Employee Plan” means each Employee Plan (if any) that is primarily maintained outside the jurisdiction of the United States or that primarily covers “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” or “knowledge” with respect to the Group Companies shall mean the actual knowledge, after reasonable due inquiry of their respective direct reports, of Nick Brien, Niraj Deo, Peter Shephard, Scott Hughes, Greg Smith, James Malins and Kara Puccinelli.

“Law” shall mean any statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, issued by, adopted, promulgated, or put into effect by any Governmental Entity.

“Liabilities” shall mean any debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including those arising under any applicable Law, Action or Order and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with IFRS.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, encumbrance, security interest, restriction or other adverse claim of any sort.

“Lookback Date” shall mean January 1, 2019.

“Losses” shall mean any loss, claim, demand, damage (excluding punitive or exemplary damages, except to the extent payable in connection with any Third Party Claim), deficiency, Liability, judgment, settlement, fine, penalty, or reasonable, documented and out-of-pocket cost or expense (including reasonable, documented and out-of-pocket attorneys’, consultants’ and experts’ fees and expenses, and including expenses incurred in connection with investigating, defending against or settling any of the foregoing or any Third Party Claim).

“Net Working Capital Target” means $27,500,000.

“Non-Listed IP Contracts” mean all (A) non-exclusive licenses for third party products, data or services entered into in the Ordinary Course of Business, other than licenses for off-the-shelf products, and (B) licenses granted by or to advertisers, publishers or advertising platforms or exchanges in relation to advertising inventory in the Ordinary Course of Business.

“Non-Recourse Party” means with respect to any party hereto, any of such party’s former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Open Source Materials” shall mean any Technology subject to any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License.  For avoidance of doubt, Open Source Materials include without limitation Copyleft Licenses.

“Order” shall mean any executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary and usual course of the Company Business consistent with past practices.

“Permits” shall mean all notifications, licenses, permits (including construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Permitted Liens” means (a) statutory liens for current Taxes, assessments or other government charges or levies not yet due or payable or for which the validity is being contested in good faith by appropriate proceedings, (b) inchoate mechanics’, carriers’, workers’, repairers’, warehouseperson’s, bailee’s, landlord’s and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Group Companies or the amount or validity of which is being contested in good faith by appropriate proceedings, (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entity that do not materially interfere with the use of such assets or properties as currently used, (d) Liens that represent purchase money security interests for personal property, (e) Liens securing Company Debt which will be terminated or discharged as of Closing, (f) customary Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements, (g) Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, none of which materially impacts the current use of the affected property, (h) easements, servitudes, covenants, conditions, restrictions, and other similar non-monetary matters affecting title to any assets of the Group Companies and other title defects that do not materially impair the use or occupancy of such assets in the operation of the business of the Group Companies, taken as a whole, and (i) non-exclusive licenses to Intellectual Property Rights granted in the Ordinary Course of Business.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Information” shall mean that which constitutes “personal data,” “personally identifiable information,” “personal information” or an equivalent as defined by Data Protection Laws.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Purchased IP Assets” shall mean all of the Intellectual Property Rights of the Asset Seller set forth on Schedule 1.1(e).

“Purchase Price for the AZ Share Sale” shall mean $3,000,000.

“Purchase Price for the Pte Share Sale” shall mean $3,000,000.

“Purchase Price for the US Share Sale” shall mean $232,500,000.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy bound by Euclid Transactional, LLC to the Buyers (or any of their Affiliates) on the date hereof, a copy of which is attached hereto as Exhibit C.

“Reference Time” shall mean 12:01 a.m., Eastern Time, on the Closing Date.

“Registered Intellectual Property” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with such Intellectual Property Rights.

“Related Agreements” shall mean the Confidentiality Agreement, the Escrow Agreement, the Director Resignation Letters, the Seller Guarantee and the Reorganization Agreement.

“Retention Bonus Agreements” shall mean those letter agreements provided to certain Employees of the Asset Seller and set forth on Schedule 1.1(f), in which such Employees are entitled receive a cash payment thirty days, three months or six months following a change of control of the Asset Seller, subject to the terms and conditions set forth therein.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of the Treasury, Office of Foreign Assets Control), (b) Her Majesty’s Treasury, or (c) any other similar Governmental Entity having jurisdiction over the Group Companies from time to time.

“Severance Expenses” shall mean, as of the Reference Time, the amount of all severance costs and expenses, including any employer side employment or payroll or other applicable Taxes payable by the Group Companies in connection with the foregoing, incurred or to be incurred by the Group Companies, prior to or at the Closing or thereafter, arising from the termination prior to or at the Closing of employment of any Employees of the any of the Group Companies, but expressly excluding any amount payable as a result of an action taken by any of the Buyers or any of their Affiliates after the Closing and without duplication of any amounts included in the calculation of Change in Control Fees, Company Transaction Expenses, Company Debt or Company Net Working Capital.

“Share Purchase Price” shall mean collectively, the Purchase Price for the US Share Sale, the Purchase Price for the AZ Share Sale and the Purchase Price for the Pte Share Sale.

“Share Seller Option Plans” shall mean the Share Seller’s 2015 Long-Term Incentive Plan and any other compensatory equity incentive or option plans or option or other equity award Contract of the Share Seller, including equity incentive or option plans or option or other equity award Contracts assumed by Share Seller pursuant to a merger or acquisition.

“Source Code” shall mean computer software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed or displayed in human readable form.

“Standard IP Contracts” means (A) the non-exclusive license of Company Products to customers in the Ordinary Course of Business, (B) Contracts or licenses for off-the-shelf products, (C) non-disclosure agreements entered into in the Ordinary Course of Business, (D) licenses for Open Source Material, (E) licenses contained in a Proprietary Information Agreement, (F) non-exclusive licenses granted to the Group Companies’ service providers or vendors for the purpose of providing services to the Group Companies in the Ordinary Course of Business and (G) incidental trademark or feedback licenses.

“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean any Person, whether or not existing on the date hereof, of or in which any of the Acquired Companies or any of the Buyers, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns greater than 50% of either the equity interest, or voting power.

“Tax” or, collectively, “Taxes” shall mean (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, capital, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, digital services taxes, goods and services taxes, value added, occupation, social security (including health, unemployment, workers’ compensation and pension insurance), premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, pension plan contributions, health plan contributions, employment insurance contributions, parental insurance premiums, worker’s compensation and deductions at source, together with any interest or any penalty, addition to tax or additional amount imposed or required to be withheld by any Governmental Entity responsible for the imposition or withholding of any such tax and (B) any interest, penalties and additions to tax imposed with respect to the amounts described in clause (A).

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Taxes, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Group Company.

“Technology” shall mean all technology, regardless of form, including without limitation:  (a) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings; (b) inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; and (c) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Trade Secrets”).

“WARN” means the United States Worker Adjustment Retraining Notification Act of 1988.

               1.2          Interpretations.  When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The words “include”, “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns.  The terms “hereof,” “herein,” “hereto,” “herewith”, “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Exhibits hereto and the Disclosure Schedule) and not to any particular term or provision of this Agreement, unless otherwise specified.  The term “contract” or “agreement” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement, whether written or oral, that is legally binding upon a Person or any of its property, including all amendments, waivers or other changes thereto.  Except when used with the word “either”, the word “or” has a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word “or” shall be deemed to include the word “and”).  The meaning assigned to each term defined in this Agreement is equally applicable to both the singular and the plural forms of such term.  Any reference to “days” means calendar days unless Business Days are specified.  Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.  Any dollar amounts or thresholds indicated in this Agreement shall not be an admission or indicative of what is or may be deemed to be material or a Company Material Adverse Effect.  Any commercially reasonable action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 or any COVID-19 Measure, shall be deemed to be in the Ordinary Course of Business.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II
ACQUISITION OF ACQUIRED COMPANY SHARES AND PURCHASED IP ASSETS

2.1          Purchase and Sale of Acquired Company Shares and the Purchased IP Assets.

(a)          Subject to the terms and conditions of this Agreement, the Share Seller agrees (i) to sell and transfer to US Share Buyer, and US Share Buyer agrees to purchase from the Share Seller at the Closing (as defined below), all Acquired Company Shares of the Asset Seller, (ii) to sell and transfer to AZ Share Buyer, and AZ Share Buyer agrees to purchase from the Share Seller at the Closing, all Acquired Company Shares of the AZ Acquired Company, and (iii) to sell and transfer to Pte Share Buyer, and Pte Share Buyer agrees to purchase from the Share Seller at the Closing, all Acquired Company Shares of the Pte Acquired Company, in each case free and clear of any Liens (other than Permitted Liens, Liens created by Buyer or Liens arising under applicable securities Laws), on the terms and subject to the conditions herein.

(b)          At the Closing but immediately prior to the subsequent consummation of the Share Purchase, and subject to the terms and conditions of this Agreement, the Share Seller agrees to cause the Asset Seller to transfer, convey, assign and deliver to the Asset Buyer, and the Asset Buyer agrees to purchase and acquire from the Asset Seller, the Purchased IP Assets, free and clear of any Liens (other than Permitted Liens or Liens created by the Buyer), on the terms and subject to the conditions herein.  The Purchased IP Assets shall be delivered to the Asset Buyer or its designated Affiliate or Affiliates in the form and to the location to be determined by the Asset Buyer and the Asset Seller; provided that, to the extent practicable, the Asset Seller shall use its commercially reasonable efforts to deliver all of the Purchased IP Assets, including all software and software documentation, through electronic transmission or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of, income, sales or Transfer Taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any Purchased IP Assets.

(c)          In consideration for the Purchased IP Assets and upon the terms and subject to the conditions set forth herein, immediately prior to the Closing, the Asset Buyer shall deliver to the Asset Seller the Asset Purchase Price. For the avoidance of doubt, the Asset Purchase Price shall not be included in the calculation of the Adjusted Share Purchase Price or any component thereunder (including, without limitation, Company Cash), will be left entirely with the Asset Seller following the Closing and may not be distributed in any way by the Asset Seller to the Share Seller or any of its Affiliates as at the Closing.

(d)          In consideration for the Acquired Company Shares and upon the terms and subject to the conditions set forth herein, at the Closing, the Share Buyers shall (and shall be jointly and severally liable with respect to all such obligations):

(i)          pay, or cause to be paid, to, or for the benefit of, the Share Seller by wire transfer of immediately available funds to an account or account(s) designated by the Share Seller, an amount in cash equal to the sum of (without duplication) (A) the Adjusted Share Purchase Price, minus (B) the Adjustment Escrow Amount, minus (C) the General Indemnity Escrow Amount (such sum, the “Share Closing Cash Payment”);

(ii)          pay, or cause to be paid, on behalf of the Group Companies, any portion of the Company Debt set forth on Schedule 2.1(d)(ii), subject, in each case, to any withholding, which may be required in connection with such repayment (“Buyer Repaid Indebtedness”), the amount of such Repaid Indebtedness payable to such holder, in each case as set forth in the Payoff Letters, in accordance with the wire transfer instructions set forth in the Payoff Letters; and

(iii)          pay, or cause to be paid, on behalf of the Group Companies, (A) all Company Transaction Fees (to the extent not payable to any current or former Employees) to such Persons as they are owed by wire transfer of immediately available funds to accounts designated by the Share Seller at least one (1) Business Day prior to the Closing Date and (B) to the Asset Seller an amount equal to the aggregate amount of Company Transaction Fees, Change in Control Fees and Severance Expenses payable to current or former Employees, which Company Transaction Fees, Change in Control Fees and Severance Expenses will be paid by the Asset Seller through a special payroll on, or immediately following, the Closing Date (and in any event within five (5) Business Days, except for payments payable pursuant to the Retention Bonus Agreements, which shall be paid in accordance with the terms stated therein), net of all applicable withholding; provided, however, if on the date that is forty-five (45) days following the six (6) month anniversary of the Closing Date there are any Forfeited Retention Bonus Payments, US Share Buyer shall cause the Asset Seller to instead pay to the Share Seller by wire transfer of immediately available funds, an amount of cash equal to such amount of the Forfeited Retention Bonus Payments.

(e)          Immediately prior to the Closing, the Asset Seller shall pay in full the portion of the Company Debt set forth on Schedule 2.1(e), subject, in each case, to any withholding, which may be required in connection with such repayment of Company Debt (“Seller Repaid Indebtedness”). For the avoidance of doubt, Seller Repaid Indebtedness shall not be included in the calculation of the Adjusted Share Purchase Price or any component thereunder (including, without limitation, Company Debt).

(f)          At the Closing, automatically and without any further action from the Parties, the amount of the outstanding principal and accrued interest under that certain letter agreement set forth on Schedule 2.1(f) shall be forgiven in full by the Pte Acquired Company with no remaining obligations by the Share Seller thereunder, and the Pte Acquired Company and the Asset Seller shall deliver documentation to the Share Seller evidencing such forgiveness.

(g)          Delivery of Documents.  On the Closing Date, the Share Seller shall deliver to the Share Buyers (or any of their respective designee(s)) certificate(s) and copies of share transfer deed(s) or instrument(s), properly endorsed or otherwise in proper form for transfer, representing all Acquired Company Shares held by such holder of Acquired Company Shares for transfer to the applicable Share Buyer (or any of their respective designee(s)) at the Closing.

(h)          Lost, Stolen or Destroyed Certificates.  In the event any certificate(s) representing Acquired Company Shares shall have been lost, stolen or destroyed, then the Share Seller shall be required to deliver an affidavit of that fact in form reasonably satisfactory to the Share Buyers; provided, however, that a Share Buyer may, in its sole discretion and as a condition precedent, require the owner of such lost, stolen or destroyed certificate(s) to deliver a customary agreement of indemnification in form reasonably satisfactory to such Share Buyer, against any claim that may be made against such Share Buyer with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

2.2          Share Seller Options.

(a)          At the Closing and in accordance with the terms of the applicable Share Seller Option Plan and the applicable board resolutions of the Share Seller, each Share Seller Option shall be cancelled without any further act of the holder thereof and without any present or future right to receive payment therefor.

(b)          At or prior to the Closing, the Share Seller shall, and shall cause the Group Companies to, terminate all Share Seller Option Plans and Company Option Plans (if any) and Company Options (if any).

(c)          At or prior to the Closing, the Share Seller, the Board of Directors of the Share Seller or the compensation committee of the Board of Directors of the Share Seller, as applicable, shall adopt any resolutions and take any actions which are required to effectuate the provisions of this Section 2.2.

               2.3          Closing Date; Closing.  The closing of the transactions contemplated by this Agreement, including the Asset Purchase and immediately thereafter the Share Purchase (the “Closing”), shall take place at a time and date to be agreed between the Share Buyers and the Share Seller, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Share Buyers and the Share Seller agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  The Closing shall take place remotely, via exchange of documents and signatures.

               2.4          Escrow Arrangements.  Concurrently with the Closing, the Share Buyers shall deliver or cause to be delivered an amount in cash equal to the (i) Adjustment Escrow Amount, and (ii) General Indemnity Escrow Amount, to the Escrow Agent, pursuant to the provisions of this Agreement and the escrow agreement in the form attached as Exhibit D hereto (the “Escrow Agreement”).  The Escrow Agreement shall be entered into on the Closing Date, by and among the Share Buyers, the Share Seller and the Escrow Agent.  The Adjustment Escrow Amount shall provide the Share Buyers first recourse against the amounts held in escrow with respect to the post-Closing adjustments set forth in Section 2.5 and the General Indemnity Escrow Amount shall provide the Share Buyers recourse against the amounts held in escrow with respect to the post-Closing adjustments set forth in Section 2.5 and any indemnification obligation under Article IX, in each case subject to the terms and conditions set forth in the Escrow Agreement and this Agreement (including, without limitation, the order of recovery).  The Adjustment Escrow Fund and the General Indemnity Escrow Fund shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.  The Adjustment Escrow Fund and the General Indemnity Escrow Fund (or any portion thereof) shall be distributed to or for the benefit of the Share Seller or the Share Buyers, as applicable, at the times, and upon the terms and conditions, set forth in the Escrow Agreement.  All amounts received by the parties pursuant to this Section 2.4 shall be treated as adjustments to the Adjusted Share Purchase Price for all Tax purposes.  None of the parties shall take any position on any Tax Return, or before any Governmental Entity, that is inconsistent with such treatment, except upon a contrary final determination by an applicable Tax authority.

2.5          Estimated Closing Statement; Purchase Price Adjustment.

(a)          Estimated Closing Statement and Closing Adjustment.  By no later than five (5) Business Days prior to the Closing Date, the Share Seller shall deliver to the Share Buyers a statement setting forth (i) the Share Seller’s reasonable good faith estimate of the Adjusted Share Purchase Price (including, for purposes of such estimate, Share Seller’s good faith reasonable estimate of the components thereof, including for the avoidance of doubt, the Company Net Working Capital (the “Estimated Closing Net Working Capital”), the Company Cash, each Change in Control Fee, Company Transaction Fee, Severance Expense and Company Debt); (ii) a pro forma balance sheet as of the Closing Date; and (iii) all of the calculations and documents with respect to any amounts set forth in clauses (i) and (ii) (such deliverables in clauses (i) and (ii), collectively, the “Estimated Closing Statement”).  The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles and shall be signed by a duly authorized signatory of the Share Seller and accompanied by reasonable supporting documentation.  It is hereby clarified that in preparation of the Estimated Closing Statement (and any Draft Closing Statement or Final Closing Statement hereunder), it will include the Purchased IP Assets as assets of the Group Companies and disregard the Buyers’ payment of the Asset Purchase Price at Closing.

(b)          The Share Buyers shall have the right to review the Estimated Closing Statement and such additional supporting documentation or data as the Share Buyers may reasonably request.  The Share Seller shall, to the extent practicable, consider in good faith any proposed comments or changes that the Share Buyers may reasonably suggest; provided, however, that (i) the Share Seller’s reasonable determination, after conferring with the Share Buyers in good faith, as to whether to include any such comments shall, in all events, prevail, and (ii) the Share Seller’s failure to include in the Estimated Closing Statement any changes proposed by the Share Buyers, or the acceptance by the Share Buyers of the Estimated Closing Statement, shall not limit or otherwise affect the Share Buyers’ remedies under this Agreement, including the Share Buyers’ right to include such changes or other changes in the Draft Closing Statement, or constitute an acknowledgment by the Share Buyers of the accuracy of the Estimated Closing Statement provided by the Share Seller.

(c)          Determination of Final Closing Statement.  Within ninety (90) days following the Closing Date (the “Draft Closing Statement Deadline”), the Share Buyers shall provide to the Share Seller a statement setting forth the Share Buyers’ calculation of the Company Net Working Capital, the Company Cash, the Change in Control Fee, the Company Transaction Fees, the Severance Expense and the Company Debt as of the Closing prepared in accordance with IFRS (the “Draft Closing Statement”) or an acceptance statement of the Estimated Closing Statement (the “Buyer Acceptance Statement”).  The Draft Closing Statement shall be certified as to the contents therein by the Chief Financial Officer of the Asset Seller and accompanied by reasonable supporting documentation.  The Share Seller shall deliver, on or prior to the date that is thirty (30) days after its receipt of the Draft Closing Statement (the “Objection Deadline Date”), a written notice indicating that either the Share Seller accepts the Draft Closing Statement (the “Acceptance Notice”) or a statement describing all objections to the Draft Closing Statement including reasonable detail of those items and amounts in disagreement and calculations thereof (the “Objection Notice”).  If the Share Seller timely delivers an Objection Notice, such objections shall be resolved as follows:

(i)          The Share Buyers and the Share Seller shall first use all reasonable efforts to resolve such objections in good faith.

(ii)          If the Share Buyers and the Share Seller do not reach a resolution of all objections set forth in the Objection Notice within thirty (30) days after the Objection Deadline Date, the dispute shall be referred, on the application of either the Share Buyers or the Share Seller, to an internationally recognized independent accounting firm reasonably acceptable to and mutually agreed by the Share Buyers and the Share Seller (excluding, for the avoidance of doubt, KPMG and PwC and, provided that if the Share Buyers and the Share Seller cannot agree on an Accounting Firm, then the Accounting Firm will be a mutually agreed branch of Ernst & Young LLP or a controlled Affiliate of such firm, or if not agreed the US branch) (the “Accounting Firm”), to resolve any remaining objections set forth in the Objection Notice (the “Unresolved Objections”).  Each of the Share Buyers and the Share Seller shall promptly, but in no event later than twenty (20) days following the referral of the Unresolved Objections to the Accounting Firm, prepare a written statement describing their respective positions with respect to the Unresolved Objections, which, together with the relevant documents, will be submitted to the Accounting Firm for review and final determination (“Written Statement”).  Following submission of any Unresolved Objections to the Accounting Firm, the Share Buyers and the Share Seller shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to resolve the Unresolved Objections.  For the avoidance of doubt, the review of the Accounting Firm will be limited to the Unresolved Objections and the Accounting Firm shall determine its calculation of the Unresolved Objections in accordance with the Accounting Principles and the terms of this Agreement.

(iii)          Within ten (10) days after the date of receipt of the last Written Statement, the Accounting Firm shall make a determination as to the resolution of the Unresolved Objections and shall issue a written ruling of such resolution, which shall include an illustration of all adjustments (which for the avoidance of doubt shall only be related to the Unresolved Objections) to the Draft Closing Statement based on any resolutions to objections agreed upon by the Share Buyers and the Share Seller and pursuant to the Accounting Firm’s resolution of the Unresolved Objections.  The Accounting Firm shall make a determination only as to the Unresolved Objections and shall not decide any specific items not under dispute and its determination as to the Unresolved Objections shall be in accordance with the Accounting Principles and the terms of this Agreement and within the range of values assigned to each such disputed item in the Draft Closing Statement and the Objection Notice, respectively.

(iv)          The Final Closing Statement shall be conclusive, non-appealable and binding upon the Share Buyers and the Share Seller absent fraud.  The parties to this Agreement agree that the procedure set forth in this Section 2.5 for resolving disputes with respect to the Draft Closing Statement shall be the sole and exclusive method for resolving such disputes and the Final Closing Statement will be final, conclusive and binding on the parties absent fraud; provided, that this provision shall not prohibit either the Share Buyers or the Share Seller from instituting litigation to enforce the ruling of the Accounting Firm or prohibit either party from making any claims for breach or making claims of indemnification pursuant to the terms of this Agreement for breach by any other party of any of the provisions of this Section 2.5.  As used herein, the term “Final Closing Statement” shall mean and refer to (i) the Estimated Closing Statement delivered by the Share Seller to the extent the Share Buyers provides a Buyer Acceptance Statement or fails to provide a Draft Closing Statement by the Draft Closing Statement Deadline; (ii) the Draft Closing Statement delivered by the Share Buyers if the Share Seller delivers to the Share Buyers an Acceptance Notice or fails to deliver an Objection Notice by the Objection Deadline Date, or (iii) the Draft Closing Statement as adjusted pursuant to the Accounting Firm’s resolution of the Unresolved Objections.

(v)          The Share Buyers and the Share Seller will each bear their own fees and expenses, including the fees and expenses of their respective accountants, in preparing or reviewing, as the case may be, the Draft Closing Statement, if any.  The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by the Share Buyers and the Share Seller based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total Unresolved Objections originally submitted to the Accounting Firm.  For example, should the Unresolved Objections total $1,000 and the Accounting Firm awards $600 in favor of the Seller’s position, sixty percent (60%) of the costs of its review would be borne by the Share Buyers and forty percent (40%) of the costs would be borne by the Seller.  However, the Share Buyers and the Share Seller will each bear its own costs in presenting its position regarding any Unresolved Objections to the Accounting Firm.

(d)          Post-Closing Adjustment.  Within three (3) Business Days after the determination of the Final Closing Statement, the Adjustment Amount (as determined and defined below) shall be calculated and distributed from the Adjustment Escrow Fund as follows:

(i)          The “Adjustment Amount” shall be (without duplications) an amount (which may be expressed as a positive or negative number) equal to the sum of (i) an amount (expressed as a positive or negative number) equal to the Final Closing Net Working Capital Surplus minus the Estimated Closing Net Working Capital Surplus; minus (ii) an amount (expressed as a positive or negative number) equal to the Final Closing Net Working Capital Deficit minus the Estimated Closing Net Working Capital Deficit; minus (iii) an amount (expressed as a positive or negative number) equal to the total Company Transaction Fees as finally determined pursuant to Section 2.5 minus the total Company Transaction Fees set forth in the Estimated Closing Statement; plus (iv) an amount (expressed as a positive or negative number) equal to the Company Cash as finally determined pursuant to Section 2.5 minus the Company Cash set forth in the Estimated Closing Statement (if any); minus (v) the amount (expressed as a positive or negative number) equal to the Company Debt as finally determined pursuant to Section 2.5 minus the Company Debt set forth in the Estimated Closing Statement (if any); minus (vi) the amount (expressed as a positive or negative number) equal to the total Change in Control Fees as finally determined pursuant to Section 2.5 minus the total Change in Control Fees set forth in the Estimated Closing Statement; and minus (vii) the amount (expressed as a positive or negative number) equal to the total Severance Expenses as finally determined pursuant to Section 2.5 minus the total Severance Expenses set forth in the Estimated Closing Statement.

(ii)          If the Adjustment Amount, as determined pursuant to this Section 2.5, is a negative number for which the absolute value is greater than $1,000,000, then the Share Buyers and the Share Seller, shall provide written instructions in accordance with the terms of the Escrow Agreement instructing the Escrow Agent to pay, by wire transfer of immediately available funds, from the Adjustment Escrow Amount to the US Share Buyer the absolute value of such Adjustment Amount in cash within three (3) Business Days after the determination of the Adjustment Amount based on the Final Closing Statement, provided that, if the amounts in the Adjustment Escrow Amount are insufficient to pay the US Share Buyer the absolute value of the Adjustment Amount in full, any deficiency may be claimed by the US Share Buyer directly from the Share Seller or the General Indemnity Escrow Fund.  If payment in full to the US Share Buyer pursuant to this Section 2.5(d)(ii) does not result in distribution of the entire Adjustment Escrow Amount to the US Share Buyer, then any remaining amount from the Adjustment Escrow Amount will be released to the Share Seller, within five (5) Business Days after full payment of any Adjustment Amount to the US Share Buyer.

(iii)          If the Adjustment Amount, as finally determined pursuant to this Section 2.5, is a positive number and is greater than $1,000,000, then the Share Buyers shall, within five (5) Business Days after the determination of the Adjustment Amount based on the Final Closing Statement, (A) deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Adjustment Escrow Amount to the Share Seller, and (B) deliver to the Share Seller by wire transfer of immediately available funds, an aggregate amount equal to the Adjustment Amount in cash.  The Share Buyers shall be jointly and severally liable with respect to such payment obligation.

(iv)          If the Adjustment Amount, as finally determined pursuant to this Section 2.5, (A) is a negative number for which the absolute value is less than $1,000,000, (B) is a positive number that is less than $1,000,000, or (C) is equal to zero (0), then no adjustment will be made and the Share Buyers shall, within five (5) Business Days after the determination of the Adjustment Amount based on the Final Closing Statement, deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Adjustment Escrow Amount to the Share Seller.

(v)          Any post-closing adjustment payments made under this Section 2.5 shall be treated as adjustments to the Purchase Price for the purchase of the Acquired Company Shares of the Asset Seller for all Tax purposes.

               2.6          Withholding Taxes.  Each of the Buyers and the Escrow Agent (each a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable in connection with the transactions contemplated by this Agreement such amounts as the Payor is required, in its sole discretion, to deduct and withhold under any provision of applicable tax Law with respect to any Seller in accordance with this Section 2.6.  If a Payor determines that an amount is required to be deduct and withheld, Payor will use its commercially reasonable efforts to provide to the Share Seller, prior to the date the applicable payment is scheduled to be made, with written notice of its intent to deduct and withhold together with a calculation of the amount to be deducted and withheld and a reference to the applicable provision of the Code or other Law pursuant to which such deduction and withholding is required.  Payor will reasonably cooperate with the Share Seller to establish the entitlement of the Share Seller to any reasonably available exemption or reduction in such deduction or withholding (including providing the Share Seller with reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding).  To the extent that amounts are so withheld by a Payor and remitted over to the applicable Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such deduction and withholding was made.  Payor will provide the Share Seller written documentation evidencing that such amounts were paid to the applicable Governmental Entity within ten (10) Business Days following the date of remittance.

               2.7          No Further Ownership Rights in Acquired Company Shares.  From and after the Closing Date and subject to the consummation of the Closing, the holders (other than the Share Buyers or any transferee of the Share Buyers) of certificates formerly evidencing ownership of Acquired Company Shares outstanding immediately prior to the Closing shall cease to have any rights with respect to such shares or securities, except as otherwise provided for herein or by applicable Laws.

               2.8          Further Assurances.  The Buyers and the Sellers will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement as promptly as possible.

2.9          Contingent Consideration

(a)          Eligibility and Calculation.  In addition to the Adjusted Share Purchase Price payable to the Share Seller pursuant to the terms of this Agreement, the Share Seller (or its successors or assigns) shall be eligible to receive additional consideration for the Share Purchase (the “Contingent Consideration”) in an amount equal to $4,500,000 minus the Termination Costs in the event that the MediaCorp Contract is terminated at any time during the Contingent Consideration Period.

(b)          Definitions. As used in this Section 2.9,

(i)          “Contingent Consideration Period” means the period of time extending from the date hereof until the date that is eighteen (18) months following the Closing Date.

(ii)          “Mediacorp Contract” means that certain Letter of Acceptance, dated December 27, 2019, by and between Pte Acquired Company and Mediacorp Pte Ltd., and any Contracts or exhibits incorporated therein.

(iii)          “Termination Costs” any documented out-of-pocket termination, cancellation and other fees, costs or penalties borne by the Buyers or, after the Closing, any Group Company, and any reasonable and documented out-of-pocket legal fees incurred by the Buyers or, after the Closing, any Group Company, in each case, directly in connection with any effort to terminate the Mediacorp Contract.

(iv)          “Termination Date” means the final date of termination of the Mediacorp Contract by the parties thereto after the expiration of all applicable termination notice periods required therein; provided, however, that the Mediacorp Contract shall not be deemed terminated so long as any service obligations of the Group Companies remain outstanding pursuant to the Mediacorp Contract.

(c)          Termination Notice and Payment of Contingent Consideration. During the Contingent Consideration Period, as promptly as practicable following the Termination Date (and in no event later than ten (10) Business Days thereafter) the Buyers shall deliver to the Share Seller a written notice setting forth the Termination Date, the Termination Costs (including reasonable supporting documentation), the applicable Contingent Consideration payable to the Share Seller as a result thereof and containing any evidence of termination thereof. The Buyers shall pay, or cause to be paid, the Contingent Consideration to the Share Seller, by wire transfer of immediately available funds to an account designated by the Share Seller, within ten (10) Business Days after Buyers’ delivery of the notice to the Share Seller pursuant to the immediately preceding sentence (it being understood that the Buyers shall jointly and severally liable with respect to all such obligations).

(d)          Buyers Sole Discretion on Course of Action. Share Seller acknowledges and agrees and confirms to the Buyers that:

(i)          Buyers shall not be required to terminate, or pursue the termination, of the Mediacorp Contract during the Contingent Consideration Period or at any time thereafter, and may elect not to pursue the termination of the Mediacorp Contract for any reason or no reason;

(ii)          except as explicitly required pursuant to subsection (c) above, Buyer shall not be required to notify the Share Seller of any action taken or not taken, or any election to pursue or not pursue the termination of the Mediacorp Contract; and

(iii)          any decision to terminate or to pursue the termination of the Mediacorp Contract shall be in Buyers’ sole discretion.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO THE GROUP COMPANIES

With respect to the Group Companies, the Share Seller hereby represents and warrants to the Buyers as follows, subject to such exceptions in the disclosure schedule delivered by the Share Seller to the Buyers (the “Disclosure Schedule”):

3.1          Organization of the Group Companies.

(a)          Each Group Company is duly organized and validly existing and (to the extent applicable under applicable Law) in good standing existing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and proposed to be conducted.  Each Group Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified, licensed or in good standing would be material to the Group Companies taken as a whole.

(b)          Section 3.1(b) of the Disclosure Schedule lists every state or foreign jurisdiction in which a Group Company has employees or facilities or otherwise conducts its business.

(c)          The Share Seller has made available to the Buyers true and complete copies, as in effect as of the date hereof, of (i) the certificate of incorporation, bylaws, memorandum of association, articles of association, or equivalent organizational or governing documents or other constituent documents, each as amended and restated to date, of each of the Group Companies (the “Charter Documents”).  The Group Companies are in compliance with each of the provisions of their respective Charter Documents.  The Charter Documents are in full force and effect on the date hereof.

(d)          Section 3.1(d) of the Disclosure Schedule lists the directors and officers of the Group Companies as of the date hereof.

(e)          The operations now being conducted by the Group Companies are not now and have never been conducted by the Group Companies under any other name, except as set forth on Section 3.1(d) of the Disclosure Schedule.

3.2          Capital Structure of the Acquired Companies; Share Seller Options.

(a)          As of the date hereof, the authorized share capital of each Acquired Company consists of (i) with respect to Amobee, Inc.: 1,000 common shares, of which 130 common shares are issued and outstanding, (ii) with respect to Amobee ANZ Pty Ltd: 18,339,102 ordinary shares which are issued and outstanding, and (iii) with respect to Amobee Asia Pte. Ltd.: 28,734,096 ordinary shares which are issued and outstanding.  As of the date hereof, the capitalization of the Acquired Companies is as set forth in Section 3.2(a) of the Disclosure Schedule.  All outstanding Acquired Company Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreements to which an Acquired Company is a party or by which it is bound.

(b)          All currently and formerly outstanding Acquired Company Shares have been validly issued or repurchased (in the case of shares that were outstanding and repurchased by an Acquired Company or any shareholder of an Acquired Company) in compliance with all applicable Laws, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by an Acquired Company or any shareholder of an Acquired Company) in accordance with any applicable Law, right of first refusal or similar right or limitation, including those in the Charter Documents.  There are no declared or accrued but unpaid dividends with respect to any Acquired Company Shares.  Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no verbal or oral commitments by any Acquired Company to issue any share or other security exercisable or convertible into Acquired Company Shares to any Person.

(c)          No Group Company has adopted, sponsored or maintained any stock option or incentive plan or any other plan, arrangement or agreement that is existing or subsisting and that provides for equity compensation to any Person which is currently outstanding.  As of the date hereof, the Group Companies have not issued any restricted stock or restricted stock units or any other equity awards.

(d)          Except as set forth in Section 3.2(d) of the Disclosure Schedule, there are no outstanding loans made by any Acquired Company to any shareholder of the Acquired Companies.  There are no voting trusts, proxies, or other agreements or written understandings with respect to the voting of the share capital of the Acquired Companies between or among any Acquired Company and any shareholder of the Acquired Companies.  Except as set forth in Section 3.2(d) of the Disclosure Schedule, there are no agreements to which any Acquired Company is a party restricting the transfer of, or requiring the registration or sale (including agreements relating to rights of first refusal, co-sale rights, “drag-along”, “tag-along” or “bring-along” rights) of any Acquired Company Shares.  As a result of the transactions contemplated by this Agreement, the Buyers will be the sole record and beneficial holder of all issued and outstanding Acquired Company Shares and all rights to acquire or receive any Acquired Company Shares, whether or not such Acquired Company Shares are outstanding.

(e)          Section 3.2(e) of the Disclosure Schedule lists, as of the date hereof, all holders of Share Seller Options, whether or not each such holder is an employee of an Acquired Company, the number of Share Seller ordinary shares issuable upon the exercise of each Share Seller Option, the grant date of each Share Seller Option, the vesting arrangement and vesting status with respect to each Share Seller Option, and the exercise price with respect to each Share Seller Option.

(f)          Each Share Seller Option shall be terminated as of the Closing in accordance with the applicable Share Seller Option Plans. All Share Seller Options were granted under the Share Seller Option Plans.  True, complete and correct copies of the Share Seller Option Plans, the agreements under the Share Seller Option Plans and resolutions of the Board of Directors of the Share Seller or the compensation committee of the Board of Directors of the Share Seller, as applicable, providing for the cancellation of the Share Seller Options and the termination of the Share Seller Option Plans as of the Closing, have been made available to Buyer.

3.3          Acquired Company Subsidiaries.

(a)          Section 3.3(a) of the Disclosure Schedule sets forth for each Subsidiary of the Acquired Companies (i) the name and jurisdiction of incorporation or organization of each Subsidiary of the Acquired Companies as of the date of this Agreement, (ii) the jurisdictions, if any, in which it is qualified to do business or is registered for Taxes of any kind, (iii) the number of shares of its authorized capital stock, (iv) the number and class of shares thereof duly issued and outstanding and (v) the entity that owns such shares of capital stack.  Except for the Subsidiaries of the Acquired Companies, no Group Company (y) owns, directly or indirectly, any share capital of, or other equity or voting interest in, or any securities or obligations convertible into or exchangeable for shares, securities or interests, in any Person or (z) has any obligation or has made any commitment to acquire any share capital of, or other equity or voting interests in, any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(b)          The applicable Group Company set forth on Section 3.3(a) of the Disclosure Schedule owns, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar ownership interest, or voting interests in each of its Subsidiaries listed on Section 3.3(a) of the Disclosure Schedule, free and clear of all Liens (other than any Permitted Liens or Liens arising under securities Laws) and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital or other equity or voting interest) that would prevent the operation by the Buyers of such Subsidiary’s business. All company, partnership, corporate or similar ownership interests, or voting interests of the Subsidiaries are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights.

(c)          There are no outstanding (i) securities of any Group Company convertible into or exchangeable for share capital of, or other equity or voting interest in, any Subsidiary of an Acquired Company; (ii) options, stock appreciation rights, warrants, restricted share units, rights or other commitments or agreements to acquire from any Group Company, or that obligate any Group Company to issue, any share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for share capital of, or other equity or voting interest in, any Subsidiary of the Acquired Companies; (iii) obligations of an Acquired Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any share capital of, or other equity or voting interest (including any voting debt) in, any Subsidiary of an Acquired Company (the items in clauses (i), (ii) and (iii), together with the share capital of the Subsidiaries of the Acquired Companies, being referred to collectively as “Subsidiary Securities”); or (iv) other obligations by any Group Company to make any payments based on the price or value of any Subsidiary Securities.  As of the date hereof, there are no Contracts of any kind that obligate any Group Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.4          Authority.

Each Group Company that is a party to this Agreement and any applicable Related Agreements has all requisite power and authority to enter into this Agreement and any applicable Related Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Other than the Shareholder Approval, which will be obtained prior to Closing, to the extent a Group Company is a party hereto, the execution and delivery by such Group Company of this Agreement and any applicable Related Agreements to which a Group Company is a party, the performance by a Group Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of a Group Company.  Other than the Shareholder Approval, which will be obtained prior to Closing, no other corporate approval or proceedings on the part of any Group Company that is a party hereto or to any of the Related Agreement are necessary to authorize the execution and delivery of this Agreement or any Related Agreements or to consummate the transactions contemplated hereby or thereby.  This Agreement and each of the applicable Related Agreements to which any Group Company is a party have been duly executed and delivered by such Group Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the legal, valid and binding obligations of such Group Company enforceable against such Group Company in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, including, without limitation, specific performance (regardless of whether considered in a proceeding in equity or at law).

3.5          No Conflict; Third Party Consents.

Except as set forth on Section 3.5 of the Disclosure Schedule, the execution, delivery and performance by the Sellers of this Agreement and any applicable Related Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination or cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents of the Group Companies, (b) any Material Contract to which any Group Company is a party or by which any of their respective properties or assets are bound, (c) any Law or Order applicable to the Group Companies or any of their respective assets or properties or assets, or (d) the creation or imposition of any Lien on any asset of the Group Companies, except, in the case of clauses (b), (c)  and (d) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to be material to the Group Companies taken as a whole.

3.6          Governmental Consents.

Other than as set forth in Section 3.6 of the Disclosure Schedule, no notice to or Consent from any Governmental Entity is required by, or with respect to, the Group Companies in connection with the execution, delivery and performance of this Agreement by the Sellers and any applicable Related Agreements to which any of the Group Companies is a party or the consummation of the transactions contemplated hereby and thereby or in order to prevent the termination of any right, privilege, license or qualification of the Group Companies, except (a) any filings required to be made under the HSR Act, (b) any Consents that may be required solely by reason of any of the Buyers’ participation in the transaction or any facts or circumstances relating to any of the Buyers or any of their Affiliates, or (c) where failure to obtain such Consent or make such notification is not material to the Group Companies taken as a whole.

3.7          Company Financial Statements.

Section 3.7 of the Disclosure Schedule sets forth with respect to the Share Seller and its Subsidiaries (on a consolidated basis):  (i) audited balance sheet as of March 31, 2021 (the “Balance Sheet Date”), and the related audited consolidated statements of income, cash flow and shareholders’ equity through the Balance Sheet Date (the “Audited Financials”), and (ii) unaudited reviewed consolidated balance sheet as of March 31, 2022, and the unaudited reviewed consolidated statements of income, cash flow and shareholders’ equity for the twelve months then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”), which Audited Financials have been audited by the Share Seller’s auditors, and which Interim Financials have been prepared with the same standard as the Audited Financials (except as set forth on Schedule 3.7).  The Financials are true and correct in all material respects and have been prepared in accordance with IFRS, applied on a consistent basis throughout the periods indicated and consistent with each other (except, with respect to the Interim Financials, as set forth on Schedule 3.7).  The Financials are in accordance in all material respects with the books and records of the Group Companies, and present fairly in all material respects, the Group Companies’ consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The Share Seller and its Subsidiaries’ unaudited consolidated balance sheet contained in the Interim Financials is referred to herein as the “Current Balance Sheet” and the date of the Current Balance Sheet is referred to herein as the “Interim Balance Sheet Date”.

3.8          Internal Controls.

The Group Companies have established and maintain a system of internal accounting controls which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS (including the Financials), including policies and procedures that (i) provide reasonable assurance with respect to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the assets of the Group Companies, (ii) provide reasonable assurance that transactions are recorded as reasonably necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Group Companies are being made in accordance with appropriate authorizations of management and the applicable boards of directors of the Group Companies and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies.  No Group Company (including any officer thereof) nor, to the Group Companies’ Knowledge, the auditor in the ordinary course of audit for financial statements reporting, has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group Companies, (y) any fraud, whether or not material, that involves the Group Company management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group Companies or (z) any claim or allegation regarding any of the foregoing.

3.9          No Undisclosed Liabilities.

Except as set forth in Section 3.9 of the Disclosure Schedule, the Group Companies does not have any Liabilities, except for (a) those which have been reflected in the Current Balance Sheet, (b) current Liabilities that have arisen in the Ordinary Course of Business since the Interim Balance Sheet Date and prior to the date hereof, (c) those pursuant to the terms of executory Contracts that are not required to be recorded as a Liability in the Current Balance Sheet pursuant to IFRS, and (d) Liabilities which are not otherwise material to the Group Companies as a whole.  Except as set forth in Section 3.9 of the Disclosure Schedule, the Group Companies have no outstanding Indebtedness.

3.10          No Changes.

Except as set forth on Section 3.10 of the Disclosure Schedule, since the Interim Balance Sheet Date (except, after the execution of this Agreement until the Closing, as expressly permitted under, or specifically consented to by the Buyers pursuant to, Section 6.2) through the date hereof, there has or have not been, occurred or arisen:  (a) any event or condition of any character that has had or would reasonably be likely to have a Company Material Adverse Effect; (b) any physical loss, damage or destruction to any of the assets that are material to the Group Companies taken as a whole; (c) any action by the Group Companies that, if taken from and after the execution of this Agreement until the Closing, would be prohibited by Section 6.2; or (d) any agreement or commitment to take any of the actions referred to in clauses (a) through (c) of this Section 3.10.

3.11          Accounts Receivable; Minimum Spend Obligations.

Section 3.11(a) of the Disclosure Schedule lists all accounts receivable of the Group Companies (on a consolidated basis) as of the Interim Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since being invoiced.  All of the accounts receivable, whether billed or unbilled, of the Group Companies arose in the Ordinary Course of Business, are carried at values determined in accordance with IFRS consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are, to the Knowledge of the Group Companies, collectible in the Ordinary Course of Business, except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Interim Balance Sheet Date, as reflected on the books and records of the Group Companies (on a consolidated basis) (which receivables are recorded in accordance with IFRS).  No person has any Lien on any accounts receivable of the Group Companies other than Liens for Taxes not yet due and payable and other than Permitted Liens, and no request or agreement in writing for deduction or discount has been made with respect to any accounts receivable of the Group Companies. Section 3.11(b) of the Disclosure Schedule includes a list of all Contracts of the Group Companies which contain a minimum spend obligation of any of the Group Companies as of the date hereof.

3.12          Tax Matters.

(a)          Each Group Company has duly and timely filed with the appropriate Governmental Entity all income and other material Tax Returns required to be filed in all jurisdictions in which such Tax Returns are required to be filed.  Each such Tax Return is complete, true and correct in all material respects.  No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return, nor has any such extension been requested.  No Group Company has received written notice from a jurisdiction in which it is not currently filing a Tax Return that it should be filing a Tax Return in such jurisdiction.  There is no investigation or other proceeding or threatened in writing, or, to the Knowledge of the Group Companies, or expected to be commenced by any Governmental Entity for any jurisdiction where the Group Companies do not file Tax Returns with respect to a given Tax that may lead to an assertion by such Governmental Entity that a Group Company is or may be subject to a given Tax in such jurisdiction.

(b)          Except as set forth on Section 3.12(b) of the Disclosure Schedule, the Group Companies have withheld and remitted to the proper Governmental Entity on a timely basis all Taxes required to have been withheld and paid in connection with amounts paid, or deemed to have been paid, or owing to any employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with the information reporting requirements provided by applicable Law with respect to such payments.

(c)          Except as set forth on Section 3.12(c) of the Disclosure Schedule, no Group Company has been or is currently a party to any pending examination, audit, action, administrative or judicial proceeding relating to Taxes, nor, has any examination, audit, action or proceeding been threatened in writing by any Governmental Entity, and no written claim for assessment, deficiencies, adjustments or collection of Taxes which previously has been asserted relating in whole or in part to the any of the Group Companies remains unpaid.

(d)          Except as set forth on Section 3.12(d) of the Disclosure Schedule, all income and other material Taxes due and payable by Group Companies, whether or not reported on a Tax Return, have been properly and timely paid, and the liabilities for Taxes reflected on the Financials are in accordance with IFRS.  The Group Companies have and will have no accrued liability for Taxes in respect of taxable periods or portions thereof following the date of the Financials and ending on or before the Closing Date other than Taxes incurred in the Ordinary Course of Business consistent with past practice as reflected on their Tax Returns or Taxes incurred in connection with the Asset Purchase.

(e)          Copies of all Tax Returns filed prior to the Closing Date by or on behalf of the Group Companies for each past tax year (or a portion thereof) for which the statute of limitations is still open, and any amendments thereto, have been made available to the Buyers.  Such Tax Returns and true and complete in all material respects.  No Group Company has waived any statute of limitations in respect of filing a Tax Return or payment of Taxes, or has agreed to any extension of time with respect to a Tax assessment or deficiency, filing a Tax Return or payment of Taxes, nor has any request been made in writing for any such extension or waiver that remains outstanding.

(f)          There are no Liens for Taxes upon the assets or properties of the Group Companies other than Permitted Liens.

(g)          Except as set forth on Section 3.12(g) of the Disclosure Schedule, no Group Company is a party to any Tax allocation, Tax sharing or Tax indemnification agreement or has ever been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar provision of state, local or foreign law (other than a group the common parent of which was the Share Seller).

(h)          No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting for a taxable period ending on or prior to the Closing Date (and no Group Company has an application pending with the IRS or any other Governmental Entity requesting permission for any change in accounting method);

(ii)          use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)          “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of U.S. state or local, or non-U.S. Income Tax Law) executed on or prior to the Closing Date;

(iv)          prepaid amount received on or prior to the Closing Date, outside the Ordinary Course of Business;

(v)          installment sale or open transaction disposition made on or prior to the Closing Date;

(vi)          election under Code Section 108(i); or

(vii)          intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local, or non-U.S. Law).

(i)          No Group Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)          No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(k)          No property owned by a Group Company is (i) required to be or is being depreciated under the alternative depreciation system under Section 168(g)(2) of the Code, or (ii) subject to Section 168(f) of the Code.  None of the assets of the Group Companies is property which the Buyers or Group Companies will be required to treat as “tax exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168(g).

(l)          No Group Company is subject to private letter rulings of the IRS or comparable rulings from any other Governmental Entity.

(m)          Except as set forth on Section 3.12(m) of the Disclosure Schedule, no Group Company has a permanent establishment in any jurisdiction other than the jurisdiction in which such entity was created or organized.

(n)          None of the Subsidiaries of an Acquired Company was a passive foreign investment company, within the meaning of Section 1297 of the Code, during any portion of the period equity in such entity was held by the applicable Acquired Company.

(o)          There is no contract, agreement, plan or arrangement covering any individual or entity treated as an individual included in the business or assets of the Group Companies that, individually or collectively, could give rise to the payment by the Group Companies or the Buyers or their Affiliates, of an amount that would not be deductible by reason of Section 280G of the Code or similar provisions under other applicable Law.

(p)          The Group Companies have collected and timely remitted to the relevant Governmental Entity all output value added tax, digital service Tax, VAT on digital services and any other indirect Taxes which they were required to collect and remit under any applicable Law.

(q)          The Group Companies have not participated in a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision U.S. state or local, or non-U.S. Law.

(r)          The Group Companies have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income tax within the meaning of Section 6662 of the Code.

(s)          The Group Companies are resident for tax purposes in their respective jurisdiction of incorporation only.

(t)          All (i) intercompany transactions and transactions with related parties were performed based on arm’s-length principles in accordance with transfer pricing rules in the respective countries, and (ii) applicable transfer pricing documentation (under Section 482 of the Code and any other applicable U.S. federal, state, local or non-U.S. Laws and regulations) is in place and has been properly maintained.

(u)          With respect to each of the Group Companies, (i) no Tax obligations that were otherwise due prior to the Closing Date have been deferred pursuant to the CARES Act or any other deferral of payment and remain unpaid, (ii) no advanced credit or similar benefit with respect to Taxes was received prior to the Closing Date pursuant to the CARES Act that would not otherwise be available prior to the Closing Date including, but not limited to, delay in the payment of estimated Taxes or employment taxes under the CARES Act or the receipt of advance refunding of credits under the CARES Act.

(v)          Each Group Company has timely, accurately, and completely filed all FinCEN Forms 114 (or predecessor forms) that it was required to file.

(w)          There is no U.S. federal income tax classification election in effect under Treasury Regulation Section 301.7701-3 with respect to any Group Company.

(x)          No Group Company is the beneficiary of any Tax holidays or incentives.  Each of the Group Companies is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Entity, and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(y)          No Group Company is a party to any joint venture, partnership or other contract or arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(z)          No Group Company is subject to any limitations on the use of net operating losses, unrealized losses, or credits, under Code section 382, Code section 383, Code section 384, or any other provision of the Code or Treasury Regulations (or any comparable provisions of state, local or foreign legal requirements) other than as set forth in Section 3.12(z) of the Disclosure Schedule.

(aa)          Except as may result from the transactions consummated under this Agreement, none of the Group Companies has any liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts entered into in the Ordinary Course of Business and not primarily relating to Taxes).

(bb)          None of the Group Companies that is organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(cc)          Section 3.12(cc) of the Disclosure Schedule lists the U.S. federal income Tax classification of each of the Acquired Companies and its Subsidiaries for U.S. federal income Tax purposes.

(dd)          The Group Companies are not and will not, following the consummation of the transactions contemplated under the Reorganization Agreement, be subject to any Tax in connection with the consummation of such transactions which will not be satisfied entirely on or prior to the Closing.

For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, none of the Group Companies is making any representation or warranty as to the matters set forth in Schedule 3.12(d) and no indemnification shall be provided hereunder for the Taxes described therein.

3.13          Restrictions on Business Activities.

Except as set forth in Section 3.13 of the Disclosure Schedule, there is no Contract (non-competition or otherwise) or Order to which any Group Company is a party or otherwise binding upon a Group Company which restricts the freedom of the Group Companies to engage in any line of business, to conduct any business activities, or to compete with any Person.  Without limiting the generality of the foregoing, the Group Companies have not entered into any Contract under which any Group Company is restricted from selling, licensing, manufacturing or otherwise distributing any Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.14          Property and Assets; Absence of Liens.

(a)          No Group Company owns any real property.

(b)          Section 3.14(b) of the Disclosure Schedule contains a true and complete list of all leases pursuant to which the Group Companies use or occupy or have the right to use or occupy any real property (such property, the “Leased Real Property”).  The Group Companies have made available to the Buyers true and complete copies of all leases for the Leased Real Property (including all (x) material modifications, amendments, supplements, renewals and extensions related thereto, and (y) non-disturbance agreements and guaranties related thereto).  Except as set forth in Section 3.14(b) of the Disclosure Schedules, there are no existing subleases, licenses, occupancy agreements or other Contracts pursuant to which the Group Companies have granted to any other Person the right to use or occupy the Leased Real Property or any portion thereof.  Except for the Leased Real Property, there is no real property used by the Group Companies in the conduct of their business. The Group Companies have performed all of their obligations under any termination agreements pursuant to which they have terminated any leases of real property that are no longer in effect.  No Group Company is party to any agreement with respect to any Leased Real Property that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property.

(c)          With respect to the Leased Real Property:

(i)          except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Group Companies, taken as a whole, each lease is valid and in full force and effect with respect to any Group Company that is a party thereto and, to the Knowledge of the Group Companies (except where the counterparty is another Group Company or an Affiliate of the Group Companies), the other party or parties thereto, and is enforceable;

(ii)          except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Group Companies, taken as a whole, no breach or default by any Group Company that is a party to a lease has occurred and is continuing under such lease, or, to the Knowledge of the Group Companies, any other party or parties thereto (except where the counterparty is another Group Company or an Affiliate of the Group Companies); and

(iii)          No Group Company has collaterally assigned or granted any security interest in any lease.

(d)          No condemnation, eminent domain or similar proceeding is pending, and no Group Company has received any written notice to the effect that any condemnation, eminent domain or similar proceeding is currently pending, contemplated or threatened with respect to the Leased Real Property or any portion thereof or interest therein.

(e)          The Leased Real Property is suitable in all material respects for the conduct of the business as presently conducted therein.

(f)          All of the personal property of the Group Companies used in any Leased Real Property is in good operating condition and repair in all material respects, ordinary wear and tear excepted.

(g)          There are no assets owned, used or held for use by the Share Seller in connection with, or otherwise related to or required in connection with the Company Business. The Acquired Companies have all the rights, property and assets (including, for the avoidance of doubt, the Purchased IP Assets) necessary and sufficient for the continued conduct of the Company Business after the Closing in substantially the same manner as currently conducted. Prior to the Closing, the Transferred Assets (as defined in the Reorganization Agreement) shall be transferred from the Transferor (as defined in the Reorganization Agreement) to the Transferee (as defined in the Reorganization Agreement), and the Assumed Liabilities (as defined in the Reorganization Agreement) will be assumed by the Transferee from the Transferor, in each case, subject to the terms and conditions set forth in the Reorganization Agreement. Except as set forth on Section 3.14(g) of the Disclosure Schedule, no Person has signed any financing statement under the Uniform Commercial Code or any security agreement authorizing any secured party thereunder to file any such financing statement with respect to any of the assets of the Group Companies.

3.15          Intellectual Property.

(a)          The Group Companies own and have good and exclusive title to the Company Intellectual Property.  The Company Intellectual Property, together with all Intellectual Property Rights licensed by the Group Companies, is sufficient for the conduct of the Company Business as currently conducted.  The Group Companies do not have Knowledge of any third parties that claim to own the Company Intellectual Property.

(b)          The Group Companies may exercise, transfer, or non-exclusively license the Company Intellectual Property without restriction or payment to a third party.  The Group Companies are not obligated to transfer ownership of or license after the date hereof any Company Intellectual Property, or any Intellectual Property Rights later developed or obtained by the Group Companies, to a third party.

(c)          Section 3.15(c) of the Disclosure Schedule lists as of the date hereof (i) all Registered Intellectual Property owned by, filed in the name of, or applied for by, the Group Companies (“Company Registered Intellectual Property”); (ii) all third parties that share ownership rights to the Company Registered Intellectual Property with the Group Companies, including without limitation joint owners and co-applicants; and (iii) all actions that must be taken by the Group Companies within 180 days of the Closing Date to maintain the validity or enforceability of the Company Registered Intellectual Property.  The Company Registered Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and enforceable (excluding pending applications).  Except as set forth in Section 3.15(c) of the Disclosure Schedule, the Group Companies own all right, title and interest in and to the Company Registered Intellectual Property and is entitled to use such Company Registered Intellectual Property in the operation of their respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens).

(d)          The Company Products, and the conduct of the Company Business has not infringed, misappropriated, or otherwise violated, does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any third party, provided that they representations and warranties in this sentence are made to the Company’s Knowledge solely as they pertain to third party patent rights. The Group Companies have not received written notice of a claim that the conduct of the Company Business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third party.  The foregoing representations and warranties in this Section 3.15(d) constitute the only representations and warranties made by the Group Companies with respect to infringement, misappropriation or violation by the Group Companies of third party Intellectual Property Rights.  No current or former employee, consultant or other service provider who developed, invented, discovered, derived, programmed or designed, either alone or in concert with others, any Company Intellectual Property, was employed by or provided services to any third party during the time such Company Intellectual Property was developed, invented, discovered, derived, programmed or designed in a manner that resulted in such third party having any right, title or interest in such Company Intellectual Property.

(e)          The Group Companies have not received any written notice regarding the infringement, misappropriation or violation of the Company Intellectual Property by a third party.

(f)          Section 3.15(f)(1) of the Disclosure Schedule lists all contracts, agreements and licenses (excluding Standard IP Contracts and Non-Listed IP Contracts) that include a license to, an assignment of, a covenant not to assert claims of infringement, misappropriation, dilution, or violation relating to, or grant or waiver of rights under, Intellectual Property Rights owned by a third party pursuant to which a third party has licensed or granted any Intellectual Property Right to the Group Companies with respect to any Technology that is incorporated into the current Company Products (the listed items, “In-Licenses”).  Section 3.15(f)(2) of the Disclosure Schedule lists all contracts, agreements and licenses (excluding Standard IP Contracts and Non-Listed IP Contracts) to which any Group Company is a party that include a license to, an assignment of, a covenant not to assert claims of infringement, misappropriation, dilution, or violation relating to, or grant or waiver of rights under, Company Intellectual Property or Company Products (including rights to use, distribute or resell any Company Products), or pursuant to which a Group Company is required to provide or perform any services related to any Company Product (the listed items, “Out-Licenses”; together with the In-Licenses, the “IP Contracts”).  The consummation of the transactions contemplated hereby will not, under any Contract to which a Group Company is a party (i) result in the release of any Source Code for any Company Products or in the granting of any right or licenses to any Company Intellectual Property to any third party; (ii) result in the Buyers or their Subsidiaries being required to grant to any third party any rights to any of the Buyers’ or their Subsidiaries’ Intellectual Property Rights; (iii) subject any of the Buyers or any of their Subsidiaries to any non-compete or other restriction on the operation or scope on its business or (iv) obligate the Buyers or their Subsidiaries or the Group Companies to pay any royalties or other amounts to any third party in excess of those payable by the Group Companies prior to the Closing.  There are no pending disputes regarding the scope of any In-License, or performance under such In-License, including with respect to any payments to be made or received by the Group Companies thereunder. True and complete copies of each Non-Listed IP Contract have been provided to the Buyers.

(g)          Section 3.15(g) of the Disclosure Schedule sets forth a complete and accurate list of all Company Products.  No written claim or complaint has been made by any third party, or is pending, against the Group Companies, and no written notice of any such claim or complaint has been received by the Group Companies, with respect to breach of an Out-License by the Group Companies with respect to any Company Products (including with respect to any delay, defect, deficiency of any product, or quality of any service) that has not been remedied.  The Company Product and the Information Technology Systems have not experienced any material defects in the operation and use, have not been subject to any material security breaches, and do not contain any disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that (i) enable or assist any Person to access without authorization or disable or erase the Company Products, or (ii) otherwise materially adversely affect the functionality of the Company Products and the Information Technology Systems.

(h)          The Group Companies have taken and takes commercially reasonable steps to maintain the secrecy of Trade Secrets from which the Group Companies derive independent economic value, actual or potential, and from the Trade Secrets not being generally known.  Without limiting the generality of the foregoing, the Group Companies have, and enforce, a policy requiring each Employee or consultant involved in the creation of Intellectual Property Rights for the Group Companies to execute a proprietary information, confidentiality and invention assignment Contract substantially in the form made available to the Buyers (each a “Proprietary Information Agreement”).  All current and former Employees and consultants of the Group Companies at any time involved in the creation of Intellectual Property Rights for the Group Companies have executed such Proprietary Information Agreement.  All amounts payable by the Group Companies to all Persons involved in the research, development, conception or reduction to practice of any Company Intellectual Property have been paid in full, and all current and former Employees and consultants of the Group Companies have executed an instrument that includes a waiver expressly and irrevocably waiving, to the fullest extent permissible under applicable Law, the right to receive additional compensation for such Company Intellectual Property, and no additional compensation or royalties are due to any such Employee or consultant for the use of any of Company Intellectual Property.  All current and former Employees have executed an instrument that includes a waiver explicitly waived, to the fullest extent permissible under applicable Law, any and all moral rights with respect to such Company Intellectual Property.

(i)          All Intellectual Property Rights developed prior to the incorporation of the Group Companies constituting Company Intellectual Property (the “Previously Developed IP”), if any, has been duly and validly assigned to the Group Companies, and any Previously Developed IP that was developed prior to or following the incorporation of the Group Companies, was duly and validly assigned by the developers thereof, free and clear of any Lien, to the Group Companies, and, to the extent already required, all declarations and documents required by the various patent offices in the countries in which the Company Registered Intellectual Property is registered in order to register such assignments have been duly and validly executed, submitted, approved and registered.  No Person has any interest in or rights to any of the Previously Developed IP.  Correct and complete copies of all assignment documents of the Previously Developed IP to the Group Companies have been provided by the Group Companies to the Buyers.

(j)          No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property in a manner that results in a Governmental Entity, university, college, other educational institution or research center having any claim or right in or to such Company Intellectual Property.  No current or former employee, consultant, or independent contractor of the Group Companies is (or was at any time during such person’s engagement with the Group Companies) bound by any agreement restricting such employee, consultant, or independent contractor from performing such employee’s, consultant’s, or independent contractor’s duties for the Group Companies or in breach of any agreement with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to such employee’s, consultant’s, or independent contractor’s activities as an employee, consultant, contractor, or agent of the Group Companies.

(k)          Section 3.15(k) of the Disclosure Schedule accurately identifies (i) each item of Open Source Materials that has been used in, incorporated into, integrated, bundled or distributed with, any Company Product, (ii) the applicable license terms for each such item of Open Source Materials, (iii) the Company Product(s) to which each such item of Open Source Materials relates and (iv) whether such Open Source Materials are modified by the Group Companies.  The Group Companies do not use Open Source Materials in a manner that would condition the license governing such Open Source Materials on the Group Companies’ (A) distributing or disclosing Company Products in Source Code form; (B) licensing the Company Products for the purpose of making modifications or derivative works; or (C) licensing or distributing the Company Products at no charge, in the case of each of subsections (A)-(C) above, excluding the Open Source Materials form a portion of such Company Products.

3.16          Material Contracts.

(a)          Section 3.16(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date hereof of each of the following Contracts to which any Group Company is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which a Group Company is a party or otherwise bound (excluding any Employee Plan):

(i)          all Collective Bargaining Agreements or other Contracts with any Labor Organization;

(ii)          all employment Contracts or Contracts with individual independent contractors or consultants (including any single-member entity independent contractor or consultants) to which any Group Company is a party, in each case, which provide for annual compensation of at least $350,000 or which require notice of more than thirty (30) days from the applicable Group Company to terminate;

(iii)          all Contracts containing any covenant, commitment or other obligation (A) limiting the right of any Group Company (or which, following the Closing, could restrict or purport to restrict the ability of the Buyers or any of their Affiliates) to engage in any line of business or conduct business in any geographical region, to make use of any Company Intellectual Property or to compete with any Person in any line of business; (B) granting any exclusive rights of any type or scope with respect to any line of business of the Group Companies; (C) granting a “most favored nation” to any third party; (D) granting any right of first refusal, right of first offer or similar right to a third party; (E) that could require the disposition of any material assets or line of business of the Group Companies or (F) including any “take or pay” obligation;

(iv)          all Contracts that relate to (A) any acquisition, divestiture, merger or similar transaction completed in the five year period immediately preceding the date hereof and contains representations, covenants, indemnities or other obligations that are still in effect (excluding any transactions solely among the Group Companies), or (B) the acquisition or disposition, directly or indirectly (by merger, purchase or sale of stock or assets or otherwise) of material assets, a business or capital stock or other equity interest of another Person that has not yet been consummated;

(v)          all dealer, distributor, joint marketing or development agreements under which the Group Companies have continuing obligations to jointly market any product, Technology or service, and which may not be cancelled without payment or penalty upon notice of 90 days or less;

(vi)          all Contracts establishing or otherwise providing for revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form) in excess of $100,000 in any 12-month period or $250,000 over the term of such Contract;

(vii)          (a) all Contracts with ATV customers, entered into by any of the Group Companies with actual annual revenue in excess of $1,000,000 for fiscal year ended March 31, 2022, and (b) all Contracts with any customer, entered into by any of the Group Companies with actual annual revenue in excess of $7,400,000 for fiscal year ended March 31, 2022;

(viii)          all Contracts with suppliers, entered into by any of the Group Companies with cost of goods sold in excess of $5,000,000 for fiscal year ended March 31, 2022;

(ix)          all Contracts pursuant to which any of the Group Companies has an obligation to make any new capital commitment, loan or expenditure in an amount in excess of $200,000 in any 12-month period or $500,000 over the term of such Contract;

(x)          all Contracts involving (i) “milestone” or other similar contingent payments to be made to or by any Group Company upon the achievement of certain milestones, including upon the achievement of regulatory or commercial milestones, but excluding performance-based bonus, commission or other compensation arrangements with employees or independent contractors, or (ii) payment of royalties or other amounts calculated based upon any revenues or income of any of the Group Companies which payments, solely in the case of this clause (ii), exceeded $250,000 in the fiscal year ended March 31, 2021 or would reasonably be expected to exceed $250,000 in the fiscal year ending March 31, 2022 or any fiscal year thereafter;

(xi)          all mortgages, indentures, loans, credit agreements, security agreements, guaranties or other Contracts relating to the borrowing of money, extensions of credit or guaranties (financial, performance or otherwise) with a principal amount in excess of $500,000 individually other than between or among the Group Companies;

(xii)          all Contracts with respect to an interest, rate, currency or other swap or derivative transaction, other than between or among the Group Companies;

(xiii)          all Contracts entered into in connection with the settlement or other resolution of any legal proceeding pursuant to which any Group Company has any ongoing Liability;

(xiv)          all Contracts pursuant to which any Group Company has any current or ongoing obligations to, or rights in favor of, any current or former director, officer, stockholder or Affiliate of the Group Companies, including any employment Contracts and any Contract that obligates the Group Companies to indemnify or hold harmless any past or present director, officer, the Share Seller, trustee or employee of the Group Companies (other than the Charter Documents of the Group Companies);

(xv)          except for the WOG Agreement (as defined on Schedule 6.17), all government Contracts and Government Grants;

(xvi)          all Contracts or options to sell or purchase any real property or interest therein;

(xvii)          all Contracts with respect to funded research and development; or

(xviii)          all Intellectual Property Rights Contracts, except for Standard IP Contracts and Non-Listed IP Contracts.

The Contracts set forth on Section 3.16(a) of the Disclosure Schedule, together with the Non-Listed IP Contracts, are collectively referred to as the “Material Contracts”.

(b)          Each Material Contract to which a Group Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement, and, to the Knowledge of the Acquired Companies, enforceable against each of the parties thereto in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and is in full force and effect.  The Group Companies are in material compliance with and have not materially breached, violated or defaulted under, or, to the Knowledge of the Acquired Companies, received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract, nor to the Knowledge of the Acquired Companies is any party obligated to a Group Company pursuant to any such Material Contract subject to any material breach, violation or default thereunder, nor do the Acquired Companies have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a material breach, violation or default by any Group Company, or any such other party in any material respect.  Except as set forth on Schedule 3.16(b), true and complete copies of each Material Contract as of the date hereof (whether or not disclosed in the Disclosure Schedule) have been provided to the Buyers.  The Group Companies have fulfilled all material obligations required to have been performed by a Group Company prior to the date hereof pursuant to each Material Contract to which a Group Company is a party or any of its properties or assets (whether tangible or intangible) is bound.  There are no, and the Acquired Companies have no Knowledge of any, threatened disputes or disagreements with respect to any Material Contract to which a Group Company is a party or any of its properties or assets (whether tangible or intangible) is subject. Immediately following the Closing, the Share Buyers will be permitted to exercise all of its rights under the Contracts to which it is a party or by which it is bound without the payment of any additional amounts or consideration, other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.17          Interested Party Transactions.

Except as set forth in Section 3.17 of the Disclosure Schedule or as provided in employment and consulting agreements or indemnification agreements in the Ordinary Course of Business, no officer, director, or, to the Knowledge of the Acquired Companies, any shareholder of the Acquired Companies (nor any immediate family member of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Group Companies furnish or sell, (b) any interest in any entity that purchases from or sells or furnishes to an of the Group Companies any goods or services, or (c) any interest in, or is a party to, any Contract to a Group Company is a party; provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.17.

3.18          Compliance with Laws; Permits.

(a)          Since the Lookback Date, each of the Group Companies is and has been in compliance in all material respects with all applicable Laws.  No Group Company has received since the Lookback Date any written notice, Order, complaint or other written communication from any Governmental Entity or any other Person that any of the Group Companies, as the case may be, is not in compliance in any material respect with any Law applicable to it or by which any of the Group Companies or their respective business, properties or assets are bound.  Each of the Company Products complies in all material respects and has complied in all material respects with all applicable Laws of each jurisdiction in which such Company Product is or has been sold directly or indirectly by or on behalf of the Group Companies.

(b)          Each of the Group Companies is in possession of all Permits, approvals, certificates, Consents, waivers, concessions, exemptions, Orders, registrations, notices or other authorizations of any Governmental Entity necessary for each of the Group Companies to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted as of the date hereof.

(c)          The Group Companies have obtained, and are in substantial compliance with, all Permits and all such Permits are in full force and effect.

(d)          The Group Companies have at all times since the Lookback Date, conducted their export and import transactions in compliance with all applicable Export and Import Control Laws.  Without limiting the foregoing: (i) the Group Companies are in compliance with the terms of all applicable Export and Import Approvals, and (ii) there are no pending or, to the Acquired Companies’ Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against any of the Group Companies with respect to any Export and Import Control Laws.  The Group Companies have established and maintain reasonable internal controls and procedures appropriate to promote compliance with the requirements of Export and Import Control Laws.

3.19          Litigation.

Except as set forth in Section 3.19 of the Disclosure Schedule, as of the date hereof, there is no Action pending, or to the Knowledge of the Acquired Companies, threatened in writing, against any of the Group Companies or any of their respective properties or assets (tangible or intangible) or, to the Knowledge of the Group Companies, any of their respective officers or directors in their capacity as such.  As of the date hereof, there is no Action pending or, to the Knowledge of the Group Companies, threatened, against any of the Group Companies which challenges or seeks to enjoin any of the transactions contemplated by this Agreement or the Related Agreements.  There is no Order applicable to any of the Group Companies under which any of the Group Companies is subject to ongoing obligations.

3.20          Books and Records.

As of the date hereof, the books of account, ledgers, order books, records and documents of the Group Companies accurately and fairly reflect in all material respects information relating to the business of the Group Companies, the location and collection of its material assets, and the nature of all material transactions giving rise to the obligations or accounts receivable of the Group Companies.

3.21          Brokers’ and Finders’ Fees; Third Party Expenses.

Except as set forth on Section 3.21 of the Disclosure Schedule, the Group Companies have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.

3.22          Employee Benefit Plans.

(a)          Section 3.22(1) of the Disclosure Schedule sets forth a true and complete list of all Employee Plans; and separately identifies any International Employee Plan.  With respect to each Employee Plan, to the extent applicable, the Group Companies have made available to the Buyers true and complete copies of (i) the three (3) most recent annual reports on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination, advisory or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents together with all amendments thereto and summary plan descriptions (together with any summary of material modification required under ERISA); (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any material non-routine notices to or from the IRS, Pension Benefit Guaranty Corporation, any office or representative of the DOL or any similar Governmental Entity relating to any action, claim, proceeding or investigation of any nature with respect to such Employee Plan within the last four (4) years; (vi) where such plan has not been reduced to writing, a written summary of material terms thereof; (vii) copies of all nondiscrimination and minimum coverage testing reports for the last three (3) years; (viii) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of any material Employee Plan; and (ix) with respect to each International Employee Plan, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Entity relating to the satisfaction of applicable Law necessary to obtain the most favorable tax treatment.

(b)          Each Employee Plan (and each related trust, insurance contract or other funding vehicle) has been established, maintained, operated, contributed to, funded and administered in compliance in all material respects with its terms and with all applicable Laws, including the applicable provisions of ERISA and the Code.  Each International Employee Plan that is intended to qualify for favorable taxation treatment has been approved by the relevant taxation and other Governmental Entities so as to enable:  (i) the Group Companies and the participants and beneficiaries under the relevant International Employee Plan; and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy favorable tax status and nothing has occurred that would reasonably be expected to cause such favorable tax status to cease to apply.  To the Knowledge of the Group Companies, no breach of fiduciary duty has occurred with respect to any Employee Plan for which the Group Companies would have any direct, indirect or contingent material liability.  No Employee Plan has been the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.  No Employee Plan subject to ERISA currently holds or within the past five (5) years has held securities of the Group Companies.  No such Employee Plan has ever been merged with or accepted Code Section 414(l) transfers from another employee pension benefit plan (within the meaning of Section 3(2) of ERISA).

(c)          Each Employee Plan that is intended to be “qualified” under Section 401 of the Code is so qualified and may rely on a prototype or volume submitter opinion or advisory letter or has received a favorable determination letter from the IRS to such effect and, nothing has occurred or exists since the date of such determination or opinion or advisory letter that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.  All amendments required to maintain each such Employee Plan’s compliance with applicable Laws have been timely adopted and implemented, as applicable.

(d)          All material contributions, premiums, assessments and other payments required to be made with respect to any Employee Plan have been timely made in amounts not in excess of the limits imposed by the terms of such Employee Plan or applicable Law for the relevant period, accrued or reserved for in accordance with IFRS (or other non-United States applicable accounting standard, as applicable) (and except for such accruals or reserves, the Group Companies have no Liability arising out of or in connection with the form or operation of the Employee Plans or benefits accrued thereunder on or prior to the Closing Date.  Except as required by applicable Law, No Group Company has any plan or commitment to amend or establish any new Employee Plan or to continue for any specified period or increase any benefits under any Employee Plan.

(e)          There are no legal proceedings pending or, to the Knowledge of the Group Companies, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.  There are no audits, inquiries or proceedings pending or, to the Knowledge of the Group Companies, threatened by any Governmental Entity with respect to any such Employee Plan.

(f)          No Group Company, nor any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

(g)          No Group Company, nor any of their respective ERISA Affiliates has ever maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in, or contribute to):  (i) an Employee Plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code; (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (v) a “defined benefit plan” as defined in Section 3(35) of ERISA; (vi) a “funded welfare plan” within the meaning of Section 419 of the Code; or (vii) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.  No Group Company, nor any of their respective ERISA Affiliates:  (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a Liability to the Pension Benefit Guaranty Corporation; (ii) has any assets subject to a Lien for unpaid contributions to any Employee Plan which would be a Liability of the Group Companies or become a Liability of the Buyers or their Affiliates; (iii) has failed to pay premiums to the Pension Benefit Guaranty Corporation when due with respect to any pension plan which would be a Liability of the Group Companies; or (iv) has engaged in any transaction which would give rise to a Liability of the Group Companies or the Buyers under Section 4069 or Section 4212(c) of ERISA.

(h)          No Employee Plan provides, and none of the Group Companies have any Liability or obligations to provide post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar applicable Law.

(i)          Except as set forth on Section 3.22(i) of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will, either alone or in conjunction with any other event, (i) give rise to any Liability under any Employee Plan or result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or individual independent contractor (including any single-member entity independent contractor) of the Group Companies, (ii) increase the amount or value of any benefit or compensation (including any loan forgiveness) to any such director, employee or individual independent contractor (including any single-member entity independent contractor) of the Group Companies, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof), or (v) limit or restrict the right of the Group Companies to merge, amend or terminate any Employee Plan.  There is no Contract to which any Group Company is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(j)          All Contracts of employment or for services with any employee of the Group Companies who provide services outside the United States, or with any director, independent contractor, consultant or other service provider of or to the Group Companies, can be terminated by thirty days’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment or other statutorily mandated payment required by applicable Law).  Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, with no more than thirty days advance notice without Liability to the Group Companies.

(k)          No International Employee Plan has Liabilities that, as of the Closing Date, will not be offset in full by insurance or otherwise be fully accrued.

(l)          Benefits under each Employee Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Group Companies, the premiums for which are paid directly by the Group Companies, from their general assets or partly from their general assets and partly from contributions by their employees.

(m)          Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code and the regulations and other guidance issued thereunder) is identified in Section 3.22(m) of the Disclosure Schedule and each such nonqualified deferred compensation plan complies and has at all times complied in all material respects in form and operation with the rules of Section 409A of the Code.  The per share exercise price of each option granted to a U.S. taxpayer is no less than the fair market value of an Acquired Company Share on the applicable date of grant.

3.23          Labor and Employment Matters.

(a)          Section 3.23(a)(i) of the Disclosure Schedule sets forth as of May 31, 2022 a list of the names of the officers and employees of the Group Companies, together with their title or job classification, date of hire, work location, current annual salary or base wages and target annual cash bonus or commission rate (and current annual cash bonus and commissions received or accrued), annual salary or base wages and annual cash bonus or commissions earned for the prior year, hire date, accrued and unused paid time off, status under the Fair Labor Standards Act or other similar Law as exempt or non-exempt from minimum wage and overtime requirements, and employment status (active or nature of leave of absence and expected return date, and full-time or part-time).  Except as set forth on Section 3.23(a) of the Disclosure Schedule, each of such persons is employed or engaged “at will” and none of such persons has an employment Contract with the Group Companies, which is not terminable at any time without cost or other liability to the Group Companies.  Except as set forth on Section 3.23(a) of the Disclosure Schedule, no officer or management-level employee of the Group Companies has advised the Group Companies (orally or in writing) that he or she intends to terminate employment with the Group Companies.  Since the Lookback Date, the Group Companies have complied in all material respects with all applicable Laws relating to the employment of employees, including but not limited to provisions relating to wages, overtime, expenses, sick time, leaves, classification of contractors and employees, reductions in force, hours, meal and rest periods, equal opportunity laws, collective bargaining and the payment of Social Security and other taxes.  Unless otherwise accrued in full as a liability on the Group Company’s Financials, the Group Companies have paid in full to all such employees all wages, salaries, commissions, bonuses and other compensation due to such employees (other than routine delays as a result of ordinary expense and payroll processes).  To the Knowledge of the Group Companies, there are no agreements between any such employee and any other Person which would restrict, in any manner, such employee’s ability to perform services for the Group Companies or the Buyers.

(b)          No Group Company is a party to (and none of the its or their assets or other properties are bound by or subject to) any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union or works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body (“Collective Bargaining Agreements”) and to the Knowledge of the Group Companies, no such agreement is presently being negotiated.  There are no pending activities, organizational efforts, demands for recognition or certifications or proceedings or, to the Knowledge of the Group Companies, threatened or reasonably anticipated to be brought or filed by or on behalf of any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize employees of the Group Companies.  There are no lockouts, strikes, slowdowns, employee grievance process, work stoppages, concerted refusals to work overtime or other similar labor activity or dispute or, to the Knowledge of the Group Companies, threats thereof by or with respect to any employees of the Group Companies.  Since the Lookback Date, No Group Company has committed any unfair labor practice in connection with the operation of their respective businesses and there is no charge, complaint or other action against any Group Company by the National Labor Relations Board or any comparable Governmental Entity pending, or to the Knowledge of the Group Companies, threatened.  The consummation of the transactions contemplated by this Agreement, will not entitle any Person (including any Labor Organization) to any payments under any Collective Bargaining Agreements, or require the Group Companies to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization.  No Group Company has paid, or has been required or requested to pay, any payment (including professional organizational handling charges) to any employers’ association or organization.

(c)          The Group Companies have, since the Lookback Date, materially complied with applicable Laws and Orders relating to employment and employment practices, including but not limited to, all Laws relating to labor relations, terms and conditions of employment, worker classification (including for purposes of the proper classification of workers as independent contractors and consultants or employees, and for overtime purposes), tax withholding, prohibited discrimination, equal employment opportunities, fair employment practices, meal and rest periods, immigration status, harassment, retaliation, reasonable accommodation, disability rights or benefits employee safety and health, overtime compensation, child labor, workers’ compensation, family and medical leave, leaves of absence, WARN, unemployment insurance obligations to provide statutory severance pay and vacation, wages (including overtime wages), compensation, and hours of work.  Since the Lookback Date, each of the Group Companies (x) has withheld and reported all amounts required by applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (y) has not had any material liability for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (z) has not had any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).

(d)          Each of the Group Companies is in compliance with WARN and any applicable state Laws or other Laws regarding reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Entity.  Within the last three months, there has not been any (i) plant closing (as defined in WARN) affecting any site of employment or one or more operating units within any site of employment of any Group Company or (ii) a mass layoff (as defined in WARN), nor has any Group Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.  No employee of the Group Companies at a U.S. facility with sufficient numbers of employees to be covered by WARN has suffered an employment loss (as defined in WARN), within the 90-day period ending on the Closing Date.

(e)          Section 3.23(e) of the Disclosure Schedule set forth a true and complete list of all consultants and independent contractors engaged by any Group Company as of April 30, 2022, along with a brief description of their services and rate of remuneration for each such Person.  No consultants or independent contractor of the Group Companies is entitled (whether by virtue of any Law, Contract or otherwise) to any material benefits, entitlement or compensation that are not listed in Section 3.23(e) of the Disclosure Schedule.  To the extent the Group Companies engage or have engaged consultants and independent contractors, such engagement is in accordance with applicable Law.  Each consultant, independent contractor or service provider that provides services to the Group Companies, including those engaging third parties in providing its services to the Group Companies, has fulfilled all of its obligations under any applicable Law or Contract.

(f)          Each Group Company employee working in a country other than one of which such Company employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Law that permits him or her to be employed lawfully by the applicable Group Company in the country in which he or she is so employed.  The Group Companies have made available to the Buyers a list of each Company employee who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document work authorizations, setting forth the name of such Company employee, the type of Work Permit and the length of time remaining on such Work Permit.  With respect to each Work Permit, all of the information that the Group Companies provided to the DOL and the United States Customs and Immigration Service (“USCIS”) in the applications for such Work Permit was, to the Knowledge of the Group Companies, true and complete at the time of filing such applications.  No Group Company has received any notice from the USCIS or any other Governmental Entity that any Work Permit has been revoked.  There is no action pending, threatened or, to the Knowledge of the Group Companies, anticipated, to revoke or adversely modify the terms of any of the Work Permits.

(g)          Since the Lookback Date, no Group Company has entered into a settlement agreement with a current or former officer, director, employee or independent contractor of the Group Companies resolving allegations of sexual harassment, discrimination or misconduct by (i) an officer of the Group Companies or (ii) an employee of the Group Companies.  There are no, and in the last three (3) years there have not been any, Action pending, threatened in writing, or, to the Knowledge of the Group Companies, anticipated, against the Group Companies (or any of their directors, officers or employees), in each case, involving allegations of sexual harassment, discrimination or misconduct by (i) an officer of the Group Companies or (ii) an employee, consultant or independent contractor of the Group Companies (and, to the Knowledge of the Group Companies, no event in the last three (3) years has occurred or circumstance exists that could give rise or serve as a basis for any such allegation of sexual harassment, discrimination or misconduct).

(h)          The Group Companies have made available to the Buyers true and complete copies of all employee handbooks of the Group Companies.

(i)          The Group Companies have complied with all applicable Laws regarding COVID-19, including all applicable federal, state and local orders (or the applicable Laws of any country or jurisdiction) regarding shelters-in-place or similar orders and have taken commercially reasonable precautions regarding their employees and other service providers.

               3.24          Insurance.  Section 3.24 of the Disclosure Schedule lists all current insurance policies held by or for the benefit of the Group Companies (“Insurance Policies”) covering the assets, business, equipment, properties, operations, employees, officers and directors of the Group Companies, including the type of coverage and the carrier.  There is no claim by the Group Companies pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy or that the Acquired Companies have Knowledge will be denied or disputed by the underwriters of such Insurance Policy.  In addition, except as set forth in Section 3.24 of the Disclosure Schedule, there is no pending claim of which its total value (inclusive of defense expenses) is reasonably expected to exceed the policy limits.  All premiums due and payable under all Insurance Policies have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Group Companies are otherwise in material compliance with the terms of Insurance Policies.  The Insurance Policies are in full force and effect.  The Acquired Companies have no Knowledge of threatened termination of with respect to, any Insurance Policy and has not received any written communication from any insurer of any premium increase.  The Group Companies have never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.25          Foreign Corrupt Practices Act; No Conflict with Sanctions Laws; Anti Money Laundering.

(a)          No Group Company nor any director, officer, or employee of any Group Company, nor, to the Knowledge of the Group Companies, any agent, controlled affiliate or other person acting on behalf of the Group Companies has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) violated or is in violation of any other applicable anti-corruption or anti-bribery Law; or (v) made, offered, or taken an act in furtherance of any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.  The Group Companies have instituted and maintain policies and procedures reasonably designed to promote compliance with all applicable anti-bribery and anti-corruption laws.

(b)          No Group Company nor any director, officer, or employee of the any Group Company is currently:  (i) the subject of any Sanctions (a “Sanctioned Person”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and such other regions of Ukraine as have been comprehensively sanctioned by the United States, including the so-called Donetsk People’s Republic and the Luhansk People’s Republic) (collectively, the “Sanctioned Countries”).  No Group Company is engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, and No Group Company has any plans to engage in any unlawful dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries.  The operations of the Group Companies are and have been conducted at all times in compliance with applicable Sanctions.  The Group Companies have established and maintains reasonable internal controls and procedures appropriate to promote compliance with the requirements of Sanctions.

(c)          The operations of the Group Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity, authority or body or any arbitrator involving the Group Companies with respect to the Money Laundering Laws is pending or, to the Knowledge of the Group Companies, threatened.

              3.26          Critical Technology.  As of Closing, the Group Companies do not produce, design, test, manufacture, fabricate, or develop any “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof, except the Group Companies may produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” eligible for export to non-“government end users” located in a country not listed in Country Group D:1, E:1, or E:2 of supplement no. 1 to part 740 of the U.S. Export Administration Regulations (the “EAR”), 15 C.F.R. § 730 et seq., pursuant to License Exception ENC at 15 C.F.R. § 740.17(b).

3.27          Customers and Suppliers.

Section 3.27(1) of the Disclosure Schedule lists the 10 largest customers of the Group Companies on the basis of revenues generated from each such customer for the 12-month period ending on March 31, 2022.  Section 3.27(2) of the Disclosure Schedule lists the 10 largest suppliers of the Group Companies on the basis of cost of goods or services purchased for the 12-month month period ending March 31, 2022.  Except as set forth on Section 3.27(3), since January 1, 2022, no such customer or supplier has (i) ceased or materially amended the terms (in an adverse manner to the Group Companies) or reduced its purchases from or sales or provision of services to the Group Companies, or (ii) to the Knowledge of the Acquired Companies, threatened in writing to cease or materially amend (in an adverse manner to the Group Companies) or reduce such purchases or sales or provision of services.

3.28          Privacy and Data Security.

(a)          The Group Companies are, and have been, in compliance with, not in violation of, and have not received any notices of violation with respect to all Data Protection Laws, regarding the collection, storage, processing, use and transfer of Personal Information and in material compliance with all Contracts, the Group Companies’ privacy policies, and contractual obligations or representations with respect to Personal Information (collectively, “Company Privacy Obligations”).  The Group Companies have made and completed any and all necessary filings, disclosures and registrations under all applicable Data Protection Laws with any relevant Governmental Entity, to the extent applicable, and all such filings, disclosures and registrations are current and up-to-date.

(b)          The Group Companies have established and implemented commercially reasonable administrative, technical and physical safeguards to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, disclosure or other misuse.  Except as otherwise would not be material to the Group Companies or its operations, the Group Companies have not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any Personal Information in their possession, custody or control.

(c)          The Group Companies have a privacy policy regarding the collection, storage, use and disclosure of Personal Information in connection with their operations, and the Group Companies have been in compliance with such privacy policy in all material respects.  The Group Companies have posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Group Companies.  The Group Companies are and have been in compliance in all material respects with the terms of all Contracts to which any Group Company is a party relating to privacy, security or breach notification of Personal Information.

(d)          All sales and marketing activities by the Group Companies are and have been in compliance with all applicable Laws in all material respects, including those requiring the Group Companies to obtain Consent from potential customers to receive such sales and marketing materials.  The Group Companies have complied with all applicable requirements to register databases with the appropriate Governmental Entity in accordance with applicable Data Protection Laws.  The consummation of the transactions contemplated by this Agreement will not violate any Company Privacy Obligation, nor require the Group Companies to provide any notice to, or seek any Consent from, any employee, customer, supplier, service provider or other third-party under any Company privacy policy.

3.29          Environmental Matters.

(a)          For purposes of this Agreement, the following terms shall have the following meanings:  (i) “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) “Environmental Law” means any applicable Law and any judicial or administrative interpretation thereof, including any judicial or administrative Order, Consent, decree or judgment, or common law, relating to pollution or protection of the environment, worker health or safety (as such relate to exposure to Hazardous Substances) or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

(b)          The Group Companies are, and for the past three (3) years have been, in compliance in all material respects with all Environmental Laws, have obtained all Environmental Permits and are in compliance in all material respects with the requirements thereunder (including those required prior to the Closing Date), and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future material obligation, cost or liability.

(c)          No Group Company has (i) released, transported or disposed of (or arranged for such transport or disposal of) any Hazardous Substances on, under, from or at any of the Group Companies’ properties or any other properties, except in compliance in all material respects with Environmental Laws; (ii) any Knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of the Group Companies’ properties in an amount or manner that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries under Environmental Law; or (iii) has received any written notice since the Lookback Date or the subject of which remains unresolved (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any Action by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Group Companies’ current or former properties or operations or any other properties, (D) alleging noncompliance by the Group Companies with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Group Companies’ current or former properties or operations or any other properties.

(d)          No Environmental Law imposes any obligation upon the Group Companies to file any notice with, or obtain consent from, any Governmental Entity as a condition to any transaction contemplated by this Agreement.

(e)          There are no material environmental assessments or audit reports or other similar studies or analyses in the possession of the Group Companies relating to any real property currently or formerly owned, leased or occupied by the Group Companies that have not been made available to the Buyers.

(f)          No Group Company has agreed to contractually assume or provide indemnification for any material liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

(g)          No Group Company is currently required to make any material capital expenditures to comply with any Environmental Law.

              3.30          Anti-Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States applicable to the Group Companies is applicable to the transactions contemplated by this Agreement or any of the applicable Related Agreements.

              3.31          Complete Copies of Materials.  The Group Companies have delivered true and complete copies of all documents listed on the Disclosure Schedule.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represent and warrant to the Buyers as follows, subject to such exceptions in the Disclosure Schedule:

              4.1          Ownership of Shares.  The Share Seller is the sole owner of record, of the Acquired Company Shares set forth on Section 4.1 of the Disclosure Schedule and has good and valid title to such Acquired Company Shares, free and clear of all Liens (other than any Permitted Liens or Liens arising under securities Laws).  The Share Seller represents that it has full right, power and authority to sell, transfer and deliver such Acquired Company Shares to the Share Buyers free and clear of any Lien (other than any Permitted Liens or Liens arising under securities Laws).  Except as set forth in Section 4.1 of the Disclosure Schedule, the Share Seller is not a party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of the Acquired Company Shares.  There is no action, proceeding, claim or, to such Share Seller’s Knowledge, investigation against it or any of the Share Seller’s assets, properties pending or, to the Share Seller’s Knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to the Acquired Company Shares held by the Share Seller.

              4.2          Authority.  The Share Seller has all requisite company power and authority to enter into this Agreement and any applicable Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  Other than the Shareholder Approval, which will be obtained prior to Closing, the execution, delivery and performance by the Share Seller of this Agreement and any applicable Related Agreements to which the Share Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Share Seller, and other than the Shareholder Approval, which will be obtained prior to Closing, no further action is required on the part of the Share Seller to authorize the Agreement and any applicable Related Agreements to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and each of the applicable Related Agreements to which the Share Seller is a party have been duly executed and delivered by the Share Seller and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Share Seller enforceable against it in accordance with their respective terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

             4.3          No Agreements.  Except for this Agreement and the Related Agreements, the Share Seller is not a party to any agreement, written or oral, with any Group Company, and there are no agreements between the Share Seller and any other Person, relating to the acquisition (including without limitation rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under any securities law, or voting of the capital stock of the Acquired Companies other than this Agreement.

              4.4          Certain Relationships and Related Transactions.  Except as set forth on Section 4.4 of the Disclosure Schedule, as of the date hereof, the Share Seller is not indebted to any Group Company, and no Group Company is indebted to the Share Seller.  Neither the Share Seller nor any of its Affiliates (other than the Group Companies) owns any material asset used in, or necessary to, the Company Business.

              4.5          Consents.  Except for filings in compliance with the applicable requirements of the HSR Act and as set forth on Section 4.5 of the Disclosure Schedule, and as applicable, assuming the accuracy of the representations of Buyers contained in Section 5.8, no consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Share Seller in connection with the execution and delivery of this Agreement and any applicable Related Agreements to which the Share Seller is a party or the consummation of the transactions contemplated hereby and thereby.

              4.6          Brokers and Finders; Transaction Expenses.  Other than in connection with Share Seller’s or its Affiliates’ engagement of Moelis & Company, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of the Sellers or any of its Affiliates in such manner as to give rise to any valid claim against the Sellers, the Group Companies or the Buyers for any investment banker, brokerage or finder’s commission, fee or similar compensation.

              4.7          Share Seller Tax Matters.  Share Seller has not been and is not currently treated as a U.S. corporation for U.S. federal tax purposes under Section 7874(b) of the Code or otherwise.  There is no U.S. federal income tax classification election in effect under Treasury Regulation Section 301.7701-3 with respect to Share Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyers hereby represent and warrant to the Sellers as follows:

              5.1          Organization.  Each Buyer is duly organized, validly existing and (to the extent applicable under applicable Law) in good standing under the laws of the laws of the jurisdiction of its organization.

              5.2          Authority.  Each Buyer is a corporate entity and has all requisite power and authority to enter into this Agreement and any applicable Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Buyer of this Agreement and any applicable Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Buyer, and no further action is required on the part of any Buyer to authorize the Agreement and any applicable Related Agreements to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and any applicable Related Agreements to which any Buyer is a party have been duly executed and delivered by such Buyer and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with their respective terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

              5.3          No Conflict.  The execution and delivery by each Buyer of this Agreement and any applicable Related Agreements to which such Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with any of the following in such a manner as to materially adversely affect the ability of such Buyer to consummate the transactions contemplated by this Agreement:  (a) any provision of the articles of association of such Buyer, as amended, or (b) any Law or Order applicable to such Buyer or any of its properties or assets (whether tangible or intangible) or (ii) give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by each Buyer nor the consummation of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default or accelerate or adversely affect any obligations under any agreement or commitment to which such Buyer is a party or by which such Buyer or any of its properties is bound.

             5.4          Consents.  Except for filings in compliance with the applicable requirements of the HSR Act and, assuming the accuracy of the representations of the Group Companies contained in Section 3.26, no consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to any Buyer in connection with the execution and delivery of this Agreement and any applicable Related Agreements to which any Buyer is a party or the consummation of the transactions contemplated hereby and thereby.

              5.5          Finder’s Fees; Advisors.  No agent, broker or Person acting on behalf of any Buyer or any of its Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from the Group Companies or the Seller in connection with any of the transactions contemplated by this Agreement, the applicable Related Agreement, any related instrument, and the transactions contemplated hereby and thereby.

              5.6          Payment of Adjusted Share Purchase Price.  The Buyers have, as of the date hereof and will at all times until the Closing and as of the Closing, sufficient immediately available funds in the form of unrestricted cash to pay the Adjusted Share Purchase Price, the Asset Purchase Price and all other consideration and payments payable by Buyers at Closing in connection with the transactions contemplated by this Agreement.

              5.7          Solvency.  Immediately following the Closing, the Group Companies will be Solvent.  For purposes of this Agreement, “Solvent” when used with respect to the Group Companies (following the Closing) means that, as of any date of determination, (a) the Present Fair Salable Value of its assets will, as of such date, exceed its probable Liabilities on existing debts as they become absolute and matured (including, in any event, payments that may become due under any debt instruments that are entered into in connection with the transactions contemplated hereby), (b) it will not have, as of such date, an unreasonably small amount of assets or capital for the business in which it is engaged or will be engaged, (c) it will be able to pay its debts as they become absolute and matured, in the ordinary course of business, (d) the sum of its debts does not exceed the fair value of its assets and (e) it does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they mature in the ordinary course of business.  For purposes of the definition of “Solvent”, “debt” means liability on a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.  “Present Fair Salable Value” means the amount that may be realized if the aggregate assets (including goodwill) of the Group Companies following the Closing are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

              5.8          U.S. Regulatory Authorization.  No Buyer nor any other persons with a “voting interest for purposes of critical technology mandatory declarations” in any Buyer, within the meaning of 31 C.F.R. § 800.256, (i) have a principal place of business in, or are nationals of, a country listed in Country Group D:1, E:1, or E:2 of Supplement No. 1 to Part 740 of the EAR, or (ii) are a “government end-user” (as defined in the EAR) located or headquartered in a country not listed in Supplement No. 3 to 15 C.F.R. Part 740 of the EAR.

ARTICLE VI
AGREEMENTS OF THE PARTIES

6.1          Affirmative Conduct of the Business of the Group Companies.

During the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except (i) as otherwise provided for by this Agreement (including the Disclosure Schedule and pursuant to the terms of the Reorganization Agreement), (ii) as required by applicable Law or contract or as required by any Governmental Entity, (iii) for any reasonable action taken (or omitted to be taken) in response to COVID-19 or any COVID-19 Measures, (iv) as set forth on Schedule 6.2 or (v) as consented to in writing by the Buyers (which consent shall not be unreasonably withheld, delayed or conditioned), the Share Seller shall, and shall cause the Group Companies to, use commercially reasonable efforts to (a) conduct the business of the Group Companies in the Ordinary Course of Business in all material respects, (b) pay the debts and Taxes of the Group Companies when due (except upon mutual agreement of the Share Seller and the Buyers), (c) pay or perform other obligations when due, (d) preserve intact the present business organizations of the Group Companies, (e) keep available the services of the present officers and employees of the Group Companies and (f) preserve the relationships of the Group Companies with current customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Group Companies at the Closing; provided, however, that notwithstanding the foregoing, the Group Companies may use all available cash to repay any Company Debt or Company Transaction Fee, in each case prior to the Closing.  For the avoidance of doubt, any Group Companies’ failure to take any action prohibited by Section 6.2 will not be a breach of this Section 6.1.

6.2          Restrictions on Conduct of the Business of the Group Companies.

During the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Share Seller shall cause the Group Companies not to except (i) as otherwise permitted by this Agreement (including pursuant to the terms of the Reorganization Agreement), (ii) as required by applicable Law or contract or as required by any Governmental Entity, (iii) for any reasonable action taken (or omitted to be taken) in response to COVID-19 or any COVID-19 Measures, (iv) as set forth on Schedule 6.2, or (v) as consented to in writing by the Buyers (which consent shall not be unreasonably, withheld, delayed or conditioned):

(a)          cause, permit or approve any modifications, amendments or changes to the Charter Documents;

(b)          except to the extent contemplated by any Contract already in effect as of the date of this Agreement or the renewal of any Contract already in effect as of the date of this Agreement, undertake any capital expenditure, transaction or commitment exceeding $200,000 individually or $500,000 in the aggregate;

(c)          adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by applicable Law or IFRS;

(d)          make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any Tax Return outside of the Ordinary Course of Business, or amend any Tax Return; but for the avoidance of doubt, this Section 6.2(d) shall not prohibit the Group Companies from requesting or filing extensions for Tax Returns consistent with past practice;

(e)          materially revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable, other than in the Ordinary Course of Business;

(f)          declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Acquired Company Shares, or split, combine or reclassify any Acquired Company Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, Acquired Company Shares, or directly or indirectly repurchase, redeem or otherwise acquire any Acquired Company Shares (or options, warrants or other rights convertible into, exercisable or exchangeable for, Acquired Company Shares) except in accordance with the agreements evidencing Company Options;

(g)          except as provided in the Retention Bonus Agreements, pay or promise to pay any special bonus (including any retention or change in control bonus), severance or other termination benefits (except for immaterial severance amounts (individually and in the aggregate) to non-management-level employees in the Ordinary Course of Business), or special remuneration (whether payable in cash, equity or otherwise) to (or amend any such existing arrangement with) any current or former employee, independent contractor, director or officer of the Group Companies, in each case in excess of $20,000;

(h)          increase, decrease, accelerate the payment of, or otherwise change the salary, wage rates, bonuses, commissions, fringe benefits or other compensation or benefits (including equity-based compensation) payable or to become payable by any of the Group Companies to, or any indemnification rights of, any of their respective current or former management-level employees, directors or officers;

(i)          except as provided in the Retention Bonus Agreements, make any declaration, promise, commitment or obligation of any kind for the payment of, or acceleration by, any of the Group Companies of severance (except for immaterial severance amounts (individually and in the aggregate) to non-management-level employees in the Ordinary Course of Business), termination, retention, change of control, or bonus pay (whether in cash or equity or otherwise) to any current or former employee, independent contractor, director or officer of the Group Companies, in each case in excess of $20,000;

(j)          enter into any employment, consulting, advisory, deferred compensation or other similar agreement (or amend any such existing agreement) with any current or former management-level employees, directors or officers, or grant or issue any Share Seller Options or other equity awards, or change the terms of any previously granted or issued Company Options or other equity awards or take any action to accelerate the vesting or extend the post-termination exercise period of any Share Seller Options or other equity awards;

(k)          other than in the Ordinary Course of Business and/or contemplated under this Agreement, (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable, or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, (ii) purchase or license any Intellectual Property Rights or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property Rights of any Person or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property Rights with a third party;

(l)          issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Group Companies, or waive or release any right or claim of the Group Companies (including any write-off or other compromise of any account receivable), in each case, in excess of $100,000 individually or $500,000 in the aggregate;

(m)          incur any Indebtedness for borrowed money with a principal amount in excess of $500,000 (other than (i) intercompany indebtedness among the Group Companies, (ii) borrowings under existing revolving credit facilities or loan agreements and (ii) the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services in the Ordinary Course of Business consistent with past practices) or amend the terms of any outstanding Contract related to Indebtedness;

(n)          commence or settle any material Action or threat of any material Action, other than Actions to enforce rights under this Agreement or in connection with the transactions contemplated hereby or debt collection actions;

(o)          issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Acquired Company Shares or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities;

(p)          enter into any Contract that, if entered into prior to the date hereof, would be a Material Contract, or amend or modify any Material Contract, in each case, other than in the Ordinary Course of Business;

(q)          acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the business of the Group Companies;

(r)          waive any share repurchase rights, accelerate, amend or change the period of exercisability of options or restricted shares, or reprice options granted under any employee, consultant, director or other share plans or authorize cash payments in exchange for any options granted under any of such plans;

(s)          terminate any executive-level Employee of any of the Group Companies, or encourage any such executive-level Employee to resign from any of the Group Companies, in each case other than for cause;

(t)          except in the Ordinary Course of Business, cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies in the Ordinary Course of Business) or fail to renew any insurance policy of any of the Group Companies, unless, in the case of a cancellation, any canceled insurance policies are replaced with policies of insurance of substantially the same type, character and coverage as the policies carried and maintained by any of the Group Companies as of the date of this Agreement;

(u)          adopt any plan or Contract of restructuring, liquidation, dissolution, winding-up, reorganization or recapitalization of the Group Companies; or

(v)          take, commit, or agree in writing or otherwise to take, any of the actions described in Section 6.2(a) through 6.2(u) hereof.

Notwithstanding the foregoing, nothing in this Agreement shall give the Buyers or any of their Affiliates, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing and the parties acknowledge and agree that the Group Companies may use all available cash to repay any Company Debt or Company Transaction Fee, in each case prior to the Closing.  In addition, the parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other individuals as the Buyers may specify by notice to the Share Seller) specifically referencing Section 6.1 and/or this Section 6.2 and expressly granting consent shall constitute valid form of consent of the Buyers for all purposes under the foregoing Section 6.1 and this Section 6.2:  the contact listed in Section 11.1).

6.3          Access to Information.

(a)          Subject to applicable Law, during the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Share Seller shall afford the Buyers and their accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable advance notice to (a) all of the properties, books, Contracts, commitments and records of the Group Companies, including all Company Intellectual Property, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Group Companies in each case as the Buyers may reasonably request from time to time; provided, however, that (i) such access does not unreasonably interfere with the normal operation of the Group Companies, (ii) such access shall occur in such a manner as the Share Seller reasonably determines to be appropriate to protection the confidentiality of the transactions contemplated hereby, (iii) nothing herein shall require the Share Seller or the Group Companies to provide access to, or to disclose any information to, the Buyers or any of their accountants, counsel and other representatives if such access or disclosure would (A) jeopardize any applicable legal privilege, or (B) be in violation of applicable Laws (including any COVID-19 Measure) or any Contract.  Subject to applicable Law, the Share Seller shall provide to the Buyers and their accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) of the Group Companies upon reasonable request; provided, however, that the Share Seller does not make any representations and warranties as to the accuracy of any information provided under this Section 6.3, and no information discovered through the access afforded by this Section 6.3 shall (x) limit, expand or otherwise affect any remedies available to the party receiving such access, or (y) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.  The information provided pursuant to this Section 6.3 will be governed by all the terms and conditions of the Confidentiality Agreement.  Subject to applicable Law, during the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, without the Share Seller’s prior written consent, the Buyers shall not, and shall cause their Affiliates not to, contact any Employees, officers, directors, managers, consultants or independent contractors of any Group Company or any customers, vendors, suppliers, agents, brokers, partners, lenders, landlords, lessors or other third parties having business relationships with any of the Group Companies, other than in the ordinary course of the Buyers’ and their Affiliates’ businesses consistent with past practice, so long as any such contact does not relate to this Agreement or the transactions contemplated hereby, and is otherwise conducted in compliance with the terms of the Confidentiality Agreement.

(b)          From and after the Closing Date, the Buyers shall preserve and keep, or cause to be preserved and kept, the books and records that relate to the business of the Group Companies prior to the Closing for a period of seven (7) years after the Closing Date, and subject to applicable Law, upon the Share Seller’s reasonable written request and during normal business hours, shall, and shall cause its Affiliates to, give the Share Seller and its representatives reasonable access to such books and records relating to the businesses of the Group Companies prior to the Closing (including, without limitation, the ability to make copies thereof) and instruct such representatives to cooperate with such Person requesting access to such books and records.  Following the seventh (7th) anniversary of the Closing Date, the Buyers or the Group Companies shall give the Share Seller thirty (30) days’ prior written notice of an intent to destroy the books, records or documents thereof prior to destroying them, and if Share Seller provides a written request therefor prior to the expiration of the applicable thirty (30) day period, Buyer shall deliver to the Share Seller such books, records or documents. The Share Seller shall hold, and use its commercially reasonable efforts to cause its representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law, all confidential documents and information concerning any Group Companies provided to it pursuant to this Section 6.3(b).

6.4          Notification of Certain Matters.

During the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Share Seller shall give prompt notice to the Buyers of the occurrence or non-occurrence of any event of which the Share Seller has actual knowledge, the occurrence or non-occurrence of which would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not (x) limit, expand or otherwise affect any remedies available to the party receiving such notice, or (y) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.  Notwithstanding the foregoing, the inadvertent failure of the Share Seller to provide the notice required in this Section 6.4 with respect to a breach of a representation or warranty shall be deemed to be a breach of the applicable representation or warranty and not a breach of this covenant unless such failure to notify is willful and intentional.

6.5          Reasonable Best Efforts to Complete.

(a)          Without limiting the generality of this Section 6.5(a), within five (5) Business Days following the execution and delivery of this Agreement, each of the Buyers and the Share Seller shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act.  Upon the terms and subject to the conditions set forth in this Agreement, during the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the parties hereto shall use their respective reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the transactions contemplated by this Agreement, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that the Buyers shall not be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of the Buyers, their Subsidiaries or Affiliates or of the Group Companies, (b) the imposition of any limitation on the ability of the Buyers, their Subsidiaries or Affiliates or the Group Companies to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of the Buyers, the businesses of the Group Companies, or (c) the imposition of any impediment on the Buyers, their Subsidiaries or Affiliates or the Group Companies under any Law, Order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”).  Nothing herein shall require the Buyers to litigate with any Governmental Entity.

(b)          Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any material presentations or submissions to a Governmental Entity, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Entity, to the extent not prohibited by such Governmental Entity and (iv) supplying each other with copies of all material correspondence, submissions or written communications between either party and any Governmental Entity with respect to this Agreement.  The Buyers and the Share Seller, in their respective sole and absolute discretion, may redact material as necessary to comply with contractual arrangements, ad dress reasonable attorney-client or other privilege concerns, exclude any information relating to the valuation of the Acquired Companies and similar matters relating to the transactions contemplated herein, or designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(c)          Without limiting the generality of the foregoing, the Buyers will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose a material delay in the obtaining of, or materially increase the risk of not obtaining, the expiration or termination of the applicable waiting period under the HSR Act or other antitrust, competition or similar applicable laws, or (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement. The Buyers shall not, without the prior written consent of the Share Seller, enter into any voluntary agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement.

6.6          Contract Consents, Amendments and Terminations.

During the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Share Seller shall cause the Group Companies to use commercially reasonable efforts to (i) obtain prior to the Closing all consents, waivers and approvals of any parties to any Contracts listed in Schedule 8.2(d)(i), (ii) amend each of the agreements listed on Schedule 8.2(d)(ii), (iii) terminate each of the agreements listed on Schedule 8.2(d)(iii) (the “Terminated Agreements”), effective as of and contingent upon the Closing, including, if applicable, sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Closing, and (iv) provide all notices listed on Schedule 8.2(d)(iv), in each case, in a form reasonably acceptable to the Buyers.  The Buyers shall not have any Liability to the Group Companies, the Share Seller or any other Person for any costs, claims, liabilities or damages resulting from the Group Companies seeking to terminate any of the Terminated Agreements or to obtain any consents, modifications, waivers and approvals, or for any Change in Control Fees, Company Transaction Fees or Severance Expenses.

6.7          [Reserved].

6.8          Directors and Officers Insurance.

(a)          Subject to the Group Companies purchasing the D&O Tail Insurance (as defined below), for a period of six (6) years following the Closing, the Buyers or their successors will not amend, repeal or modify any indemnification provisions under the Charter Documents, any other organizational documents of the Group Companies and the indemnification agreements set forth in Schedule 6.8 that contain (i) any indemnification, reimbursement, advancement of expenses or (ii) hold harmless and exculpation from liability provisions, in any case with each individual who is a party to such agreements, and that at any time prior to the Closing was a director, officer or other covered person of any of the Group Companies (the “Indemnification Schedule”), in each case subject to applicable Law, insofar as such provisions relate to the directors, officers of the any of the Group Companies on or prior to the Closing Date, as set forth in the Indemnification Schedule (such directors and officers being herein called the “Company Indemnitees”), in a manner adverse to any Company Indemnitees, and shall fulfill and honor the obligations of the Group Companies pursuant to applicable Law, pursuant to all such provisions, regardless of whether any proceeding relating thereto is commenced before or after the Closing (provided in the case of a proceeding that commenced prior to the Closing, such proceeding was fully disclosed to the Buyers prior to the Closing).  The rights of each Company Indemnitee under this Section 6.8 shall be enforceable by each such Company Indemnitee or his or her heirs.  Notwithstanding the foregoing, the obligations of the Buyers and the Group Companies (following the consummation of the transactions contemplated by this Agreement) (i) shall be subject to any limitation imposed by applicable Law, and (ii) shall not release any Company Indemnitee from his or her obligations pursuant to this Agreement, nor shall such Company Indemnitee have any right of contribution, indemnification or right of advancement from the Buyers, the Group Companies or their respective Subsidiaries or successors with respect to any particular amount of Losses recoverable by any of the Indemnified Parties (as defined below) against such Company Indemnitee in his or her capacity as an Indemnifying Party pursuant to this Agreement.

(b)          The Group Companies may purchase, prior to or concurrent with the Closing, a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) for acts or omissions occurring prior to the Closing that will remain in effect for a period of six (6) years after the Closing (the “D&O Tail Insurance”); provided, however, that in the event that any claim is brought under the D&O Tail Insurance before the sixth (6th) anniversary of the Closing Date, such D&O Tail Insurance will be maintained until final disposition thereof.  Any cost and expenses related to the acquisition of such insurance shall be considered part of the Company Transaction Fees if not paid by the Group Companies prior to the Closing.  The Buyers shall, and shall cause the Group Companies to, cooperate in good faith with the Company Indemnitees to use the tail coverage with respect to claims relating to acts or omissions occurring prior to the Closing; provided, however, that nothing herein shall require the Group Companies or the Buyers or any of their Affiliates to incur any cost or expense with respect to the Group Companies, following the Closing.

(c)          In the event that the Buyers, any of the Group Companies or any of the respective successors or assigns of the foregoing (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties, rights or assets to any Person, then, in each case, the successors and assigns of such Persons or properties, rights or assets, as the case may be, shall automatically assume and be bound by the obligations set forth in this Section 6.8.

(d)          The obligations of the Buyers and the Group Companies under this Section 6.8 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.8 applies without the consent of such affected Person.

6.9          Employee Matters.

(a)          The Share Seller shall, and shall cause the Group Companies to, use their respective commercially reasonable efforts to encourage each of the current Employees of any of the Group Companies to which the Buyers or one of their Affiliates has made offers of employment to execute employment agreements or offer letters with the Buyers or one of their Affiliates (including any of the Group Companies), effective upon the Closing Date.

(b)          No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof or other person representing the rights or interests of any such persons) of the Buyers or their Affiliates or the Group Companies in respect of continued employment (or resumed employment) with any of the Buyers or their Affiliates or the Group Companies or with respect to the compensation, benefits, or other terms and conditions of employment with any of the Buyers or their Affiliates or the Group Companies.  This Agreement is not intended to and shall not be construed to amend, modify or terminate any Employee Plan, program or arrangement or to affect the Buyers’ or the Group Companies’ or any of their Affiliates’ ability to amend, modify or terminate any Employee Plan, program or arrangement.

6.10          Restrictive Covenants.

(a)          For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), each of the Share Seller, its controlled Affiliates and their respective successors and assignees (for the purpose of this Section 6.10, each a “Selling Party” and collectively, the “Selling Parties”) shall not, directly or indirectly, (i) engage in or assist others in engaging in the Company Business (which, for the avoidance of doubt, shall not include the purchasing of goods and services from any Person in the ordinary course of business); or (ii) have an interest in any Person that engages directly or indirectly in the Company Business in any capacity, including as a partner, stockholder, member, employee or consultant, provided however that each of (i) and (ii) shall apply to the United States, Canada, Singapore, Australia and the United Kingdom (the “Restricted Territory”).  Notwithstanding the foregoing, each Selling Party may (y) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if it is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person or (z) acquire or hold passive investments in investment funds, partnerships or similar entities in which it does not have a controlling interest or otherwise possess, directly or indirectly, control or influence over the investment decisions or management of such entity.

(b)          During the Restricted Period and within the Restricted Territory, each Selling Party shall not, directly or indirectly, hire or solicit any Employee of any Group Company engaged in the Company Business whose position is Vice President level or above and actively engaged by a Group Company in connection with the Company Business on the Closing Date or within six (6) months prior to the Closing Date, or encourage any such Employee to leave such employment with a Group Company; provided that nothing in this Section 6.10(b) shall prevent a Selling Party from (w) soliciting and hiring any Employee with the consent of the Buyers, (x) soliciting and hiring any Employee whose employment has been terminated by a Group Company after the Closing, (y) soliciting or hiring any Employee of a Group Company after one hundred and eighty (180) days from the date of resignation of employment by such Employee, or (z) soliciting for employment any Employee of a Group Company pursuant to a general advertisement or solicitation which is not directed specifically to any such Employee or hiring any Employee who responds to such general solicitation.

(c)          If a Selling Party breaches, or threatens to commit a breach of, any of the provisions of this Section 6.10, the Buyers shall have the right to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Buyers and that money damages may not provide an adequate remedy to the Buyers, which remedy is in addition to, and not in lieu of, any other rights and remedies available to the Buyers under law or in equity.

6.11          Exclusivity.

From the date of this Agreement until the termination of this Agreement in accordance with its terms, the Share Seller will not, and will not permit or authorize any of its officers, directors, employees, lenders, investment banking firms, other agents, other representatives or Affiliates to, solicit, initiate or encourage or take any other action to facilitate, any inquiries or proposals by, or engage in any discussions or negotiations with, or furnish any nonpublic information to or enter into any agreement with any Persons other than the Buyers and their Affiliates concerning the merger, consolidation, sale of securities or any other transaction involving, directly or indirectly, the Group Companies or all or a material portion of their properties or assets or any of their equity (other than assets sold in the Ordinary Course of Business).    Notwithstanding the foregoing, nothing herein shall limit the Share Seller’s ability to engage in such actions in connection with the disposition of the Excluded Business. From and after the date of this Agreement, the Share Seller will notify the Buyers of any such inquiry or proposal promptly (and in any event within 48 hours) after receipt of the same by the Share Seller’s officers, directors, employees or Affiliates (whether received directly or through any lender, investment banking firm or other agent).

6.12          280G.

(a)          The Share Seller shall cause the Group Companies to use commercially reasonable efforts to obtain prior to the initiation of the requisite shareholder approval procedure under Section 6.12(b), a waiver of the right to receive payments that could, separately or in the aggregate, constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”) from each Person whom the Share Seller and/or the Buyers reasonably believes is, with respect to the Group Companies, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 6.12(b), and whom the Share Seller and/or the Buyers reasonably believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Share Seller shall have delivered each such Parachute Payment Waiver to the Buyers no later than five (5) Business Days before the Closing Date.  Such determination shall be subject to review and approval by the Buyers (such approval not to be unreasonably withheld, conditioned or delayed).

(b)          As soon as reasonably practicable following the execution of this Agreement (but in no event later than five (5) Business Days prior to the Closing), the Share Seller shall cause the Group Companies to use their respective reasonable best efforts to obtain the approval by such number of shareholders of the Group Companies as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 6.12(a), might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

(c)          The form of Parachute Payment Waiver, disclosure document, calculations related to the foregoing and any other materials to solicit any shareholder vote contemplated by Section 6.12(b), shall each be in a form reasonably acceptable to the Buyers.

6.13          Termination of 401(k) Plan.

The Share Seller shall cause each of the Group Companies to adopt, all necessary corporate resolutions to terminate each 401(k) Plan (as defined below) sponsored or maintained by such Group Company, effective as of no later than one (1) day prior to Closing (but such termination may be contingent upon the Closing).  Such corporate resolutions shall be subject to advance review and reasonable approval by the Buyers (such approval not to be unreasonably withheld, conditioned or delayed).  Immediately prior to such termination, each of the Group Companies will make all necessary payments to fund the contributions:  (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for any employer contributions (including, without limitation, any matching contributions) for the period prior to termination.  For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k).  The Share Seller shall provide the Buyers with a copy of resolutions duly adopted by each of the Group Companies’ board of directors so terminating any such 401(k) Plan.  In the event that termination of the 401(k) Plan of any of the Group Companies would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than ordinary administrative fees in connection with such termination), then such Group Company shall pay or provide for payment of the amount of such charges and/or fees prior to the Closing Date.

6.14          Takeover Statutes.

If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Related Agreements, each of the Share Seller and the Buyers and their respective Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

6.15          Release of Guaranties.

Prior to and following the Closing Date, the Buyers shall use commercially reasonable efforts to cause all guaranties entered into by or issued under bank guarantee facilities of the Share Seller or any of its Affiliates listed in Schedule 6.15 (except for the Acquired Companies and their respective controlled Affiliates) to be released and replaced by guarantees under bank guarantee facilities of the Buyer and/or its Affiliates.  Subject to Closing and until such guaranties are released, the Buyers will indemnify and hold the Share Seller and its Affiliates harmless from any Losses incurred thereby pursuant to such guaranties to the extent such Losses relate to the post-Closing period.

6.16          R&W Insurance Policy.

The R&W Insurance Policy acquired by the Buyers shall expressly provide that the insurer or insurers issues such policy shall have no right, and waive any right, of subrogation, contribution or otherwise against the Sellers based upon, arising out of, or in any way connected to this Agreement, the transactions contemplated hereby, or such R&W Insurance Policy.  The Buyers and their Affiliates shall not amend, waive, modify or otherwise revise the foregoing subrogation provision in any R&W Insurance Policy.

6.17          Treatment of Certain Contracts.

Schedule 6.17 sets forth the arrangement and post-Closing covenants among the parties related to certain Contracts described therein, and the provisions contained in Schedule 6.17 are incorporated herein by reference as an agreement among the parties.

6.18          Financing Cooperation.

From and after the date of this Agreement until the Closing (or until this Agreement is terminated pursuant to Section 10.1), Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to provide reasonable cooperation and assistance reasonably requested by Buyers in connection with the arrangement of any Debt Financing that is customary in connection with transactions similar to the transactions contemplated hereby, subject to the limitations set forth in this Section 6.18; provided that nothing herein will require such cooperation to the extent it interferes, or would reasonably be expected to interfere, with the business or operations of the Acquired Companies and none of the Sellers or the Acquired Companies shall be required to enter into any documents or commitments that would become effective prior to Closing or deliver any legal opinions in connection with the Debt Financing or pay or otherwise become liable for any indebtedness, fees, expenses or other obligations in connection with the Debt Financing until after the Closing has occurred. Any information requested by Buyers in connection with this Section 6.18 shall be deemed delivered to Buyers to the extent contained in the Data Room and any information provided by or on behalf of the Sellers or any of the Acquired Companies in connection with this Section 6.18 shall be deemed to have been made available in the Data Room to Buyers. Buyers shall indemnify and hold harmless the Sellers, the Acquired Companies and their respective officers, directors, employees and Affiliates from and against any and all losses, claims, damages, costs, expenses, liabilities or judgments or amounts suffered or incurred by any of them in connection with the arrangement of any Debt Financing, any compliance with this Section 6.18 and any information used in connection therewith, except to the extent arising from the bad faith or fraud of the Sellers, the Acquired Companies or their respective officers, directors, employees, agents, Affiliates, advisors, and accountants.  Buyers will promptly, upon request by the Sellers, reimburse the Sellers and the Acquired Companies, as applicable, for all reasonable and documented out-of-pocket costs (such as reasonable and documented travel costs and attorneys’ fees) incurred by the Sellers, the Acquired Companies and their respective Affiliates and representatives in connection their compliance with this Section 6.18.  Notwithstanding this Section 6.18 or anything else in this Agreement, Buyers affirm that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyers obtain financing for or related to any of the transactions contemplated by this Agreement (including all or any portion of the Debt Financing). The parties agree that this Section 6.18 sets forth Sellers’ and the Acquired Companies’ sole obligations with respect to the Debt Financing.

6.19          Intercompany Leases.

With respect to the leases for Leased Real Property set forth on Schedule 3.17, if the Share Seller provides written notice to the Buyers of its election to remain a tenant pursuant to any of such leases following the Closing Date, then the Buyers shall cause the Group Companies to permit the Share Seller or its applicable Affiliates to remain a tenant under such lease for up to six (6) months following the Closing (or, if shorter, the period remaining with respect to the underlying lease) on the same terms (including rent) set forth in such lease.

6.20          Interested Party Contracts.

(a)          If prior to the Closing and following the amendment of any Contract set forth on Schedule 8.2(d)(ii) to permit termination for convenience by the applicable Group Company, the Buyers request to the Share Seller in writing that such amended Contract be terminated, the Share Seller shall, or shall cause the applicable Group Company party to such Contract to, deliver a written notice of termination to the applicable counterparty prior to the Closing, and in any event, within three (3) Business Days following the Buyers’ written request.

(b)          Following the Closing, to the extent there are any Interested Party Contracts which the Share Seller and the Buyers may identify to still be in effect and which were not previously amended to permit for termination for convenience of the applicable Group Company, then the Buyers may, by written notice to the Share Seller, request and the Share Seller will cause, the Share Seller or any of its Affiliates who is party to such Interested Party Contract to enter into an amendment to such Interested Party Contract to include a right for the applicable Group Company to terminate the Contract for convenience by providing a 30-day prior written notice of termination to the applicable counterparty. For purposes herein, “Interested Party Contract” shall mean any Contract for commercial purposes by and between one or more of the Group Companies, as supplier, and the Share Seller and/or one or more of its Affiliates, as customer (excluding, for the avoidance of doubt, the Contracts listed in Section 3.17 of the Disclosure Schedule).

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1          Tax Matters.

(a)          The Share Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of the Group Companies that are required to be filed (taking into account any applicable extensions) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Group Companies due on or before the Closing Date.  Such Tax Returns shall be prepared by treating items thereon in a manner consistent with the past practices of the Group Companies, as applicable, with respect to such items, except as required by applicable Law.  At least fifteen (15) days prior to filing any such income Tax Return, the Group Companies shall submit a copy of such Tax Return to the Buyers for the Buyers’ review and comment. The Share Seller shall consider in good faith and incorporate all reasonable written comments of the Buyers with respect to such Tax Returns received in a timely manner before the due date for the filing of such Tax Return.

(b)          The Buyers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of any of the Group Companies for any Pre-Closing Tax Period or Straddle Period other than Tax Returns prepared and filed pursuant to Section 7.1(a).  Such Tax Returns shall be prepared by treating items thereon in a manner consistent with the provisions of this Agreement and the past practices of the Group Companies, as applicable, with respect to such items, except as required by applicable Law.  At least fifteen (15) days prior to filing any such Tax Return, the Buyers shall submit a copy of such Tax Return to the Share Seller for the Share Seller’s review and comment.  The Buyers shall consider in good faith and incorporate all reasonable written comments of the Share Seller with respect to such Tax Returns received in a timely manner before the due date for the filing of such Tax Return.  For the avoidance of doubt, any Taxes for a Pre-Closing Tax Period, which are due after the Closing Date and are attributable to the sale of the Purchased IP Assets shall be the Buyers’ sole responsibility.

(c)          Notwithstanding anything to the contrary in this Agreement, the Buyers shall be responsible for and pay any and all Transfer Taxes, and any penalties or interest with respect to Transfer Taxes.  The parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to Transfer Taxes.  Transfer Taxes shall mean all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with the transactions contemplated by this Agreement.

(d)          The Buyers and the Asset Seller agree to allocate the amount realized by the Asset Seller for the sale of the Purchased IP Assets in accordance with Section 1060 of the Code.

7.2          Release.

As a material inducement to the Buyers to enter into this Agreement, effective as of the Closing, the Share Seller, on its own behalf and on behalf of its controlled Affiliates, agrees not to sue and fully releases and forever discharges the Group Companies and each of its directors, officers, employees, members, managers, equityholders, affiliates, agents, assigns and successors, past and present, with respect to and from any and all Actions, demands, rights, Liens, Contracts, covenants, Liabilities, debts, expenses (including reasonable attorneys’ fees, costs and expenses) and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden which relate to or arise out of the Share Seller’s rights or status as a direct or indirect shareholder of the Group Companies and an operator of the Company Business; provided, that nothing in this Section 7.2 shall prohibit the Share Seller from enforcing its rights under this Agreement or any Related Agreement.  It is the intention of the Share Seller that such release be effective as a bar to each and every demand and Action hereinabove specified and in furtherance of such intention, the Share Seller, on its own behalf and on behalf of its controlled Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and Actions, if any, as those relating to any other demands and Actions hereinabove specified, but only to the extent such provision is applicable to releases such as this.

7.3          Confidentiality; Public Announcements.

(a)          Each of the parties shall hold, and shall cause its representatives to hold in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect until the Closing Date and thereafter in accordance with its terms; provided, however, that notwithstanding anything in this Agreement to the contrary, the Share Seller and the Buyers and their respective Affiliates may make any disclosure to the extent it is required to do so to comply with any securities laws or stock exchange regulations or in connection with the enforcement of this Agreement.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)          Buyers and the Share Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby.  None of the parties shall issue any such press release or make any such public statement prior to obtaining the joint written approval of the Buyers and the Share Seller, which approval shall not be unreasonably withheld or delayed, except that to the extent disclosure shall be required by applicable Law or applicable stock exchange regulations, any party or its Affiliates may make any required disclosure without regard to whether approval has been withheld or delayed; provided that, to the extent permitted by applicable Law or applicable stock exchange regulations, such disclosing party provides the other party with the right to review and comment on such press release, public statement or announcement in advance of publication.  The foregoing shall not prohibit any press release, public statement or other public announcement to the extent such press release, public statement or other public announcement contains no additional information related to this Agreement or the transactions contemplated hereby than has previously been disclosed in any press release or other public announcement made in compliance with this Section 7.3.

              7.4          No Use of Names.  From and after the Closing, the Share Seller, its officers and directors (including their respective Affiliates) shall cease to and shall no longer use the names, brand names, trademarks or tradenames ‘AMOBEE’, or any similar name or trademark in connection with any activity (whether connected to the Company Business or otherwise); provided, however, that notwithstanding anything in this Agreement to the contrary, the Share Seller, its Affiliates and any of their respective officers and directors may make use of or references to the name ‘AMOBEE’ to the extent such Person is required to do so to comply with disclosure obligations under any applicable securities laws or stock exchange regulations or any other applicable Law or otherwise to accurately describe the historical relationship between the Share Seller and its Affiliates, on the one hand, and the Group Companies, on the other hand, for information purposes in historical, tax and similar records.

ARTICLE VIII
CONDITIONS TO THE CLOSING

8.1          Conditions to Obligations of Each Party to Effect the Closing.

The respective obligations of each party to effect the Share Purchase and the Asset Purchase shall be subject to the satisfaction or waiver in writing, at or prior to the Closing Date, of the following conditions:

(a)          No Law or Order; Illegality.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, Order or other legal restraint which is final and in effect or non-appealable and which has the effect of making the Share Purchase and the Asset Purchase illegal or otherwise prohibiting or preventing consummation of the Share Purchase and the Asset Purchase.

(b)          Antitrust Matters.  All applicable waiting periods (and extensions thereof) applicable to the Share Purchase and the Asset Purchase under the HSR Act shall have expired or been terminated and there shall not be in effect any voluntary agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement.  All other approvals under any antitrust, competition or similar applicable laws shall have been obtained, in each case, without any condition or requirement requiring or calling for an Action of Divestiture.

8.2          Conditions to the Obligations of the Buyers.

The obligations of the Buyers to effect the Share Purchase and the Asset Purchase shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Buyers:

(a)          Representations and Warranties.  (i) The Fundamental Representations shall be true and correct in all but de minimis respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Sellers made as of a specified date, which shall be true and correct in all but de minimis respects as of such date); and (ii) all other representations and warranties of the Sellers in this Agreement shall be true and correct (without giving effect to any “materiality”, “Company Material Adverse Effect” or similar qualification set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Sellers made as of a specified date, which shall be true and correct as of such date) except, in each case, where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Company Material Adverse Effect.

(b)          Covenants.  The Sellers shall have performed or complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing, other than the covenant in Section 6.18.

(c)          No Company Material Adverse Effect.  There shall not have occurred a Company Material Adverse Effect between the date hereof and the Closing that has not been fully cured prior to the Closing Date.

(d)          Third Party Consents.  The Share Seller shall have (i) delivered to the Buyers all necessary Consents of third parties to any Contract set forth on Schedule 8.2(d)(i); (ii) amended each of the Contracts set forth in Schedule 8.2(d)(ii), (iii) terminated each of the Terminated Agreements set forth on Schedule 8.2(d)(iii); and (iv) sent the notices to the applicable third parties set forth on Schedule 8.2(d)(iv).

(e)          Payoff Letters.  If applicable, at least two (2) Business Days prior to the Closing Date, the Share Seller shall deliver to the Buyers a copy of a customary payoff letter (each, a “Payoff Letter”, and collectively, the “Payoff Letters”) from the holders of Buyer Repaid Indebtedness, together with all documents and evidence reasonably necessary to effect the release of all Liens (other than Permitted Liens), unless otherwise agreed by the Buyers in writing, the filing of which will be conditioned upon the satisfaction of the conditions set forth in the Payoff Letters.

(f)          Certificate of the Share Seller.  The Buyers shall have received a certificate from the Share Seller, validly executed by a director, officer or authorized signatory of the Share Seller, in his or her capacity as such, for and on the Sellers’ behalf, to the effect that, as of the Closing, all conditions to the obligations of the Buyers set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c), with respect to the Sellers, have been satisfied.

(g)          Seller Deliverables.  The Buyers shall have received from the Sellers the following documents:

(i)          a copy of any corporate approval of the Sellers required for the consummation of this Agreement, the Related Agreements to which they are a party and the transactions contemplated hereby and thereby (including resolutions of the board of directors and shareholders of the Sellers);

(ii)          with respect to any of the Group Companies formed in the United States, a certificate of status, compliance, good standing (where such concept exists) or similar certificate dated not more than ten (10) days prior to the Closing Date with respect to each of the Group Companies issued by the appropriate government officials of its jurisdiction of incorporation and of each jurisdiction in which it carries on business;

(iii)          certificate(s) representing the Acquired Company Shares or duly executed affidavits of lost certificate, accompanied by copies of transfer deeds in proper form, and otherwise in form reasonably acceptable to the Buyers;

(iv)          a counterpart to the Escrow Agreement, duly executed and delivered by the Share Seller;

(v)          a FIRPTA affidavit certifying that interests in the Asset Seller are not “United States real property interests” (within the meaning of Section 897 of the Code), signed under penalties of perjury and in accordance with the provisions of Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h)(2), in substantially the form attached hereto as Schedule 8.2(g)(v)(A), dated as of the Closing Date and executed by the Asset Seller, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Schedule 8.2(g)(v)(B), dated as of the Closing Date and executed by the Asset Seller;

(vi)          a counterpart to the Bill of Sale and Assignment and Assumption Agreement, in the form attached hereto as Schedule 8.2(g)(vi), duly executed by the Asset Seller; and

(vii)          a duly executed resignation and release letter in the form attached hereto as Exhibit E (the “Director Resignation Letter”) from each of the directors and/or officers, if applicable (in their capacity as such) of the Group Companies effective as of the Closing.

(h)          Reorganization. The closing of the transactions contemplated by the Reorganization Agreement shall have occurred as of immediately prior to the Closing.

8.3          Conditions to Obligations of the Sellers.

The obligations of the Sellers to consummate the Share Purchase and the Asset Purchase shall be subject to the satisfaction at or prior to the Closing Date of the conditions, which may be waived, in writing, exclusively by the Sellers.

(a)          Representations, Warranties and Covenants.  (i) The representations and warranties of the Buyers in this Agreement (other than the representations and warranties of the Buyers as of a specified date, which shall be true and correct as of such date) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Buyers shall have performed or complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by the Buyers as of the Closing Date.

(b)          Buyer Deliverables.  The Sellers shall have received from the Buyers the following documents:

(i)          a counterpart to the Escrow Agreement, duly executed and delivered by the Buyers and the Escrow Agent;

(ii)          a counterpart to the Bill of Sale and Assignment and Assumption Agreements, in the form attached hereto as Schedule 8.2(g)(vi), duly executed by the Asset Buyer;

(iii)          a copy of any corporate approval of the Buyers required for the consummation of this Agreement, the Related Agreements to which they are a party and the transactions contemplated hereby and thereby; and

(iv)          a certificate from the Buyers, validly executed by an executive officer of each such Buyer, in his or her capacity as such, for and on the Buyers’ behalf, to the effect that, as of the Closing, all conditions to the obligations of the Sellers set forth in Section 8.3(a), with respect to the Buyers, have been satisfied.

(c)          Payment of Consideration.  The Buyers shall have delivered the amounts at Closing required to be delivered in accordance with Sections 2.1 and 2.4.

ARTICLE IX
SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

9.1          Survival.

(a)          The representations and warranties of the Sellers set forth in this Agreement, or in the certificate delivered pursuant to Section 8.2(f), shall survive the Closing and the Closing Date for a period of 12 months following the Closing Date; provided, however, that (i) the Fundamental Representations shall survive for a period of six years following the Closing Date, and (ii) claims for fraud (with scienter) by a Party with respect to a representation or warranty in Article III, Article IV or Article V (“Fraud”) shall survive until the expiration of the applicable statute of limitations.

(b)          Any representations and warranties shall survive beyond the Applicable Expiration Date (as defined below) with respect to any inaccuracy therein or breach thereof if a Claim Certificate in respect thereof shall have been delivered on or prior to such Applicable Expiration Date (as defined below) in accordance with Section 9.4.

(c)          The representations and warranties of the Buyers set forth in this Agreement shall expire at the Closing Date.

(d)          The covenants of the parties to be performed at or prior to Closing shall terminate at Closing; provided, however, that any claims for knowing and willful breaches thereof shall survive the Closing and remain in full force and effect until the date that is three (3) years from the Closing Date.

(e)          The covenants of the parties to be performed after the Closing shall survive the Closing in accordance with the terms contained in such covenant.

(f)          The Scheduled Indemnities (as defined in Section 9.2(a) below) shall survive for the survival periods set forth on Schedule 9.2(a)(vi).

(g)          The end of the applicable periods referenced in this Section 9.1 and on Schedule 9.2(a)(vi) shall be referred to, collectively, as the “Expiration Date” and the end of each applicable period as the “Applicable Expiration Date”.

9.2          Indemnification.

(a)          Subject to the limitations set forth under this Article IX, from and after the Closing, the Share Seller (for purposes of its indemnification obligations in this Article IX, the “Seller Indemnifying Party”) shall indemnify and hold harmless the Buyers, their Affiliates (including, following the Closing, the Group Companies) and each of their respective successors, permitted assigns, officers, directors, employees, agents and representatives (each, also a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”), from and against all Losses paid, suffered, incurred or sustained by the Buyer Indemnified Parties, or any of them, or to which they may become subject, directly or indirectly, as a result of or to the extent arising out of:  (i) any failure of any representation or warranty made by any Seller pursuant to Article III or Article IV of this Agreement (other than the Fundamental Representations) to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates); (ii) any failure of any Fundamental Representation to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates), (iii) any knowing and willful breach of, or failure by any Seller to perform or comply with, any covenant or agreement applicable to the Sellers contained in Sections 6.1 or 6.2 of the Agreement and required to be performed by the Sellers on or prior to Closing; (iv) any breach of, or failure by the Share Seller to perform or comply with, any covenant or agreement applicable to the Share Seller contained in the Agreement and required to be performed by the Share Seller following the Closing; (v) any Fraud by the Sellers; and (vi) the matters set forth on Schedule 9.2(a)(vi) (and subject to the limitations set forth herein and on such schedule) (the “Scheduled Indemnities”) (the matters set forth in the foregoing items (ii)-(vi), the “Excluded Matters”).

(b)          For the purpose of this Article IX, when determining the amount of Losses paid, sustained, suffered or incurred as a result of, arising out of, or in connection with, as applicable, any failure of any representation or warranty made by any Seller in Article III or Article IV of this Agreement to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates), in each such case, any “materiality”, “Company Material Adverse Effect” or similar qualification shall be deemed to be made or given without such qualification; provided, that each such qualification shall not be disregarded for the purposes of the initial determination of whether there was a failure of such representation or warranty to be true and correct.

(c)          The Indemnifying Party shall not have any rights of contribution, indemnification or advancement from an Indemnified Party with respect to any Loss claimed by an Indemnified Party.

(d)          Except as set forth in the following sentences in this Section 9.2(d), each of the parties hereto acknowledges and agrees that the provisions in this Article IX will be the sole and exclusive remedy of the Buyers for any Losses arising under this Agreement or related to the transactions contemplated hereby (including pursuant to the Reorganization Agreement).  Notwithstanding the foregoing, nothing in the Agreement shall limit the right of any party to pursue (i) remedies under and in accordance with the Confidentiality Agreement, Seller Guarantee, the Director Resignation Letters or the Escrow Agreement against the parties thereto or (ii) any claim for equitable relief (including specific performance) under this Agreement or any of the Related Agreements.  For the avoidance of doubt, the provisions in this Article IX shall not limit any claims by the Share Seller against the Buyers for breaches of covenants of the Buyers to be performed after the Closing or for claims of Fraud by the Buyers or the Share Seller.

9.3          Indemnification Limitations.

(a)          No amount shall be payable to an Indemnified Party in satisfaction of any claim for indemnification pursuant to Section 9.2(a)(i) above unless and until the aggregate Losses paid, incurred, sustained or accrued equal or exceed $894,375 (the “Threshold”), at which time the Indemnifying Party shall indemnify the Indemnified Party for Losses in excess of the Threshold; it being understood that the Threshold shall not be applicable with respect to, and each Indemnified Party shall be entitled to be indemnified, for all Losses arising out of or resulting from the indemnification obligation with respect to any claim for indemnification with respect to an Excluded Matter (including, for the avoidance of doubt any claim for Fraud by the Sellers).

(b)          The maximum aggregate amount of indemnifiable Losses that may be recovered by the Indemnified Parties against the Indemnifying Parties (i) under Section 9.2(a)(i) (excluding for the avoidance of doubt those arising out of, or in connection with Fundamental Representations) shall be the General Indemnity Escrow Amount, (ii) with respect to the Scheduled Indemnities shall be the applicable caps set forth on Schedule 9.2(a)(vi) and (iii) with respect to all indemnifiable matters under Section 9.2(a) (including, for the avoidance of doubt, the Excluded Matters and the foregoing clauses (i) and (ii)) shall be $211,000,000.

(c)          Each party hereto (on behalf of itself and the Indemnified Parties) acknowledges the applicability of the common law duty to mitigate damages.

(d)          An Indemnified Party shall not be entitled to recover any Loss arising pursuant to one provision of this Agreement to the extent that the Indemnified Parties have already recovered the same Losses pursuant to any other provision of this Agreement or any other Related Agreement.  Without limiting the generality of the foregoing, to the extent that Losses in connection with an indemnifiable matter reduced the Adjusted Share Purchase Price by virtue of being specifically included in the calculation of the adjustments set forth in Section 2.5 hereof, the same amount of such Losses may not be recovered again under this Article IX.

(e)          The amount of any Losses otherwise eligible for indemnification under this Article IX will be reduced by the amount of any insurance proceeds (net of any reasonable out of pocket expenses in investigating, prosecuting and collecting such amounts and net of any increase to the applicable insurance premiums) actually recovered by an Indemnified Party in respect thereof. If an Indemnified Party actually received insurance proceeds with respect to such Losses at any time subsequent to any indemnification payment actually made by the Share Seller pursuant to this Agreement, then Buyers will reimburse the General Indemnity Escrow Fund (or if applicable, the Share Seller) the amount of the Losses for which the Share Seller indemnified such Buyer Indemnified Party, net of any costs incurred by such Buyer Indemnified Party in investigating, prosecuting and collection of such amounts and net of any increase to the applicable insurance premiums, within thirty (30) Business Days of receipt of such insurance proceeds. It is hereby clarified that Buyer Indemnified Parties shall be under no obligation to seek recourse from any insurance policy, except for the obligations to seek recourse from the R&W Insurance Policy as set forth in this Article IX and subject to its terms.

(f)          Source and Order of Recovery.  Notwithstanding anything to the contrary in this Agreement and subject to the provisions of this Article IX, any Losses incurred by a Buyer Indemnified Party, which shall be indemnified by the Seller Indemnifying Party, shall be satisfied in the following order:

(i)          Subject to the limitations of this Article IX, any claim for indemnification pursuant to Section 9.2(a)(i) shall be recovered, (I) first, from the General Indemnity Escrow Fund, and (II) second, from the R&W Insurance Policy.

(ii)          Subject to the limitations of this Article IX, any claim for indemnification pursuant to Section 9.2(a)(ii) shall be recovered (I) first, from the General Indemnity Escrow Fund, (II) second, from the Seller Indemnifying Party up to the then remaining amount of the retention under the R&W Insurance Policy, (III) third, from the R&W Insurance Policy, and (IV) fourth, from the Seller Indemnifying Party (solely for amounts in excess of the limit of liability of the R&W Insurance Policy).

(iii)          Subject to the limitations of this Article IX, any claim for indemnification pursuant to Section 9.2(a)(iii)-(vi) shall be recovered (I) first, from the General Indemnity Escrow Fund, (II) second, from the R&W Insurance Policy, and (III) third, from the Seller Indemnifying Party.

9.4          Indemnification Claims Procedures.

(a)          An Indemnified Party may make an indemnification claim for indemnifiable Losses pursuant to Section 9.2(a) that do not involve a Third-Party Claim by delivering a written certificate, to the Indemnifying Party (i) stating that an Indemnified Party has paid, sustained, suffered or incurred (or in good faith reasonably anticipates that it will have to pay, sustain, suffer or incur) indemnifiable Losses, (ii) specifying in reasonable detail the individual items and amounts of indemnifiable Losses (to the extent known), (iii) stating in reasonable detail the facts and circumstances related to the such claim and the basis therefor, and (iv) nature of the misrepresentation, breach of warranty, covenant or claim (a “Claim Certificate”); provided, however, that the Claim Certificate may be updated to reflect any change in circumstances from time to time by the Indemnified Party by delivering an updated or amended Claim Certificate, so long as such update or amendment only asserts bases for Losses or amends the amount of Losses reasonably related to the underlying facts and circumstances specifically set forth in such original Claim Certificate.  The Claim Certificate shall be delivered by the Indemnified Party reasonably promptly after such Indemnified Party becomes aware of the existence of a claim; provided, however, that no delay on the part of an Indemnified Party in delivering a Claim Certificate shall relieve the Indemnifying Party from any of its obligations under this Article IX unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby in terms of any defense or claim available to the Indemnifying Party or the amount of Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Parties.

(b)          Following its receipt of a Claim Certificate, the Indemnifying Party shall have 30 calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (a “Claim Objection Notice”) to the Indemnified Party.  In the event that the Indemnifying Party shall (i) agree in writing that the Indemnified Party to is entitled to receive all of the indemnifiable Losses; or (ii) fail to object, pursuant to this Section 9.4(b), to any indemnifiable Losses set forth in a Claim Certificate within the foregoing 30 calendar day period, the Indemnifying Party shall be deemed to have objected to such indemnifiable Losses, and each of the parties may initiate a legal action and such dispute shall be resolved in accordance with Section 11.10.

(c)          In the event that the Indemnifying Party delivers a Claim Objection Notice pursuant to Section 9.4(b) hereof as to any item(s) or amount(s) set forth in any Claim Certificate, the Share Seller and the Buyers, shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims objected to in such Claim Objection Notice for a period of 30 days after delivery of the Claim Objection Notice.  If the Buyers, and the Share Seller should so agree, a written memorandum setting forth such agreement shall be prepared and signed by them and, in the case of a claim in whole or in part against the General Indemnity Escrow Fund, shall be furnished to the Escrow Agent to promptly release from the General Indemnity Escrow Fund and deliver to the Indemnified Parties an amount of cash equal to the indemnifiable Losses so agreed.

(d)          Should the parties be unable to agree as to any particular item or items or Loss or Losses specified in a Claim Objection Notice within the time periods specified in Section 9.4(c), then each of the parties may initiate a legal action and such dispute shall be resolved in accordance with Section 11.12.  A final decision of the applicable court for which no timely appeal is pending or as to which the time for filing such appeal has expired as to the validity and amount of any claim shall be binding and conclusive upon the parties, and notwithstanding anything in Article IX, the parties shall act in accordance with such determination.

9.5          Third-Party Claims.

In the event that an Indemnified Party becomes aware of a third-party claim (which shall, include, for the avoidance of doubt, claims, investigations or proceedings with respect to or which may give rise to an indemnification claim under the Scheduled Indemnities) (a “Third Party Claim”) that such Indemnified Party reasonably believes, in good faith, may result in an indemnification claim for indemnifiable Losses pursuant to this Article IX, such Indemnified Party shall notify the Indemnifying Party in writing of such Third Party Claim (the “Third Party Claim Notice”), which shall state in reasonable detail the facts, circumstances and events relating to the Third Party Claim and copies of all documents relating thereto; provided, however, that the Third Party Claim Notice may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Third Party Claim Notice.  The Third Party Claim Notice shall be delivered by the Indemnified Party reasonably promptly after such Indemnified Party becomes aware of the existence of a Third Party Claim; provided, however, that no delay on the part of an Indemnified Party in delivering a Third Party Claim Notice shall relieve the Indemnifying Party from any of its obligations under this Article IX unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby in terms of any defense, conduct or claim available to the Indemnifying Party or the amount of Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Parties.  The Indemnifying Party shall be entitled to participate in the investigation, defense and settlement of any such Third Party Claim and, at its election to assume the defense and/or conduct thereof; provided, that if the Indemnifying Party wishes to so assume the defense of such Third Party Claim, it shall provide notice to the Indemnified Party of its intent to do so within fifteen (15) Business Days of its receipt of the Third Party Claim Notice.  If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and the provision to the Indemnifying Party of records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals, which are reasonably requested in connection with such Third Party Claim, and making employees and other representatives and advisors of the Indemnified Party and its Affiliates (including, without limitation, the Group Companies) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent and for so long as the Indemnifying Party elects not to assume the defense, conduct and/or settlement of such Third Party Claim, the Indemnified Party shall have the right to conduct the defense of, and to settle, any such claim; provided, however, that without the prior written consent of the Indemnifying Party, the Indemnified Party may not enter into any settlement or admission or Liability if (A) pursuant to or as a result of such settlement or compromise, injunctive or other equitable relief will be imposed against the Indemnifying Party (including any restriction on the future activity or conduct of the Indemnifying Party or its Affiliates), (B) such settlement does not expressly and unconditionally release the Indemnifying Party and its Affiliates from all liabilities with respect to such claim, without prejudice or (C) such settlement or compromise includes any finding of, or admission or statement with respect to, a violation of Law or violation of the rights of any Person by the Indemnifying Party or its Affiliates.  Any settlement of any Third Party Claim by the Indemnified Party shall not be determinative of the amount of indemnifiable Losses relating to such matter or that such Losses are indemnifiable pursuant hereto.  Any settlement of any Third Party Claim by the Indemnified Party without the consent of the Indemnifying Party shall include an unconditional release of the Indemnifying Party from all liability with respect to such Third Party Claim pursuant to this Article IX.

              9.6          Effect of Indemnification Payments.  All amounts received by the Buyers as indemnification from the General Indemnity Escrow Fund pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Adjusted Share Purchase Price.  None of the parties shall take any position on any Tax Return, or before any Governmental Entity, that is inconsistent with such treatment, except upon a contrary final determination by an applicable Tax authority.

              9.7          Release of General Indemnity Escrow Fund.  On the date that is twelve (12) months after the Closing Date, any portion of the General Indemnity Escrow Amount then-remaining in the General Indemnity Escrow Fund, less the aggregate of all amounts reasonably necessary to continue to serve as security for any then-unresolved Claim Certificate or Third Party Claim Notice (“Held Back Amounts”) therefore received, shall be released from the General Indemnity Escrow Fund to the Share Seller, and the Share Seller and the applicable Buyer party shall, within five (5) Business Days of such date that is twelve (12) months after the Closing Date, deliver joint instructions to the Escrow Agent to effectuate such release. Any Held Back Amounts shall remain in the General Indemnity Escrow Fund and released to the Share Seller as soon as, and to the extent that, they are no longer in good faith reasonably necessary to continue to serve as security for a Claim Certificate or Third Party Claim Notice, at which time the Share Seller and the applicable Buyer party shall instruct the Escrow Agent to release any such amount in accordance with the final resolution thereof.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1          Termination.

Except as provided in Section 10.2 hereof, this Agreement may be terminated at any time prior to the Closing:

(a)          by written mutual agreement of the Buyers and the Share Seller;

(b)          by the Buyers or the Share Seller by written notice to the other, if the Closing shall not have occurred by November 22, 2022 (which date may be extended by the written mutual agreement of the Buyers and the Share Seller if the condition set forth in Section 8.1(b) hereof has not been satisfied as of such time); provided, however, that the right to terminate this Agreement under this Section 10.1(b)) shall not be available to any party whose action or failure to act has been a proximate cause of or resulted in the failure of the Closing to occur on or before such date;

(c)          by the Buyers or Share Seller by written notice to the other, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or threatens to enact, issue, promulgate, enforce or enter any Law, Order or other legal restraint which is in effect and have become final and non-appealable, and which has the effect of making the Closing illegal or of permanently restraining, enjoining or otherwise prohibiting the Closing;

(d)          by the Buyers via written notice to Share Seller, if there shall be any final action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity, that would constitute an Action of Divestiture;

(e)          by the Buyers by written notice to Share Seller, if the Buyers are not in material breach of any of their obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of the Sellers set forth in this Agreement such that the condition set forth in Section 8.2(a) hereof would not be satisfied, and such material breach has not been cured within 20 Business Days after written notice thereof to the Share Seller; provided, however, that no cure period shall be required for a material breach which by its nature cannot be cured; provided, further, that the right to terminate this Agreement under this Section 10.1(e) shall not be available if any of the Buyers are then in material breach of any of their obligations under this Agreement; or

(f)          by the Share Seller by written notice to the Buyers, if neither the Share Seller nor the Asset Seller is in material breach of any of its obligations under this Agreement, and there has been a material breach of any representation, warranty, covenant or agreement of the Buyers set forth in this Agreement such that the conditions set forth in Section 8.3(a) hereof would not be satisfied, and such material breach has not been cured within 20 Business Days after written notice thereof to the Buyers; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; provided, further, that the right to terminate this Agreement under this Section 10.1(f) shall not be available if Share Seller is then in material breach of any of its obligations under this Agreement.

              10.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and of no further force and effect and there shall be no liability or obligation on the part of the Buyers, the Sellers, the Group Companies or any of their respective directors, officers or other employees, or shareholders or optionholders, if applicable; provided, however, that each party hereto shall remain liable for any willful and intentional breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Section 7.3 (Confidentiality; Public Announcements), Article XI (General Provisions) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X.

              10.3          Extension; Waiver.  At any time prior to the Closing, the Buyers and the Sellers may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI
GENERAL PROVISIONS

11.1          Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via electronic email (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email:

(a)          If to any of the Buyers, to:

Tremor International Ltd. - 513956060
82 Yigal Alon Street. Tel Aviv, 6789124, Israel
Attention:  Amy Rothstein / Sagi Niri
Email: arothstein@tremorinternational.com; SNiri@tremorinternational.com with a copy (which shall not constitute notice) to:

Naschitz, Brandes, Amir & Co., Advocates
5 Tuval Street
Tel Aviv 6789717, Israel
Attention:  Tuvia J. Geffen; Anat Igner
Email:  tgeffen@nblaw.com; aigner@nblaw.com

and to

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover St.
Palo Alto, California 94304
Attention:  James J. Masetti
Email:  jim.masetti@pillsburylaw.com

(b)          If to any of the Sellers, to:

Amobee Group Pte. Ltd.
31 Exeter Road, Comcentre #18-00
Singapore 239732
Attention: CFO, Strategic Portfolio; VP, Group Strategic Investments
E-mail: willy.chow@singtel.com; tricialee.yumei@singtel.com; secretaria@singtel.com with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 Marshall St.
Redwood City, CA 94063
Attention:  Lawrence M. Chu; Katherine J. Baudistel
Email:  LawChu@goodwinlaw.com; KBaudistel@goodwinlaw.com

11.2          Amendment.

This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by the Buyers and the Sellers.

11.3          Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.4          Entire Agreement.

This Agreement, the Exhibits and Schedules hereto, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein and therein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

11.5          No Third Party Beneficiaries.

This Agreement, the Exhibits and Schedules hereto, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein and therein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except the Company Indemnitees are intended third-party beneficiaries of, and may enforce, Section 6.8.

11.6          Assignment; Successors and Assignees.

This Agreement, the Exhibits and Schedules hereto, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein and therein shall not be assigned by operation of law or otherwise, except that any Buyer may assign its rights and delegate its obligations hereunder to any of its Affiliates provided that such Buyer remains ultimately liable for all of such Buyer’s obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assignees.

11.7          Severability.

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.8          Other Remedies.

Except to the extent otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy in accordance with the terms of this Agreement.

11.9          Specific Performance.

Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement.  It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement.  Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith.

11.10          Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b)          Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns shall be brought and determined in any state or federal court located in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each party further agrees to accept service of process in any manner permitted by such courts.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11          No Recourse.

Notwithstanding any provision of this Agreement or otherwise, the parties agree on their own behalf and on behalf of their respective Affiliates that this Agreement may only be enforced against, and any action, suit or claim under or related to this Agreement, any document or instrument contemplated hereby or delivered in connection with this Agreement may only be made against, the parties hereto, and no Non-Recourse Party shall have any liability relating to this Agreement, any document or instrument contemplated hereby or delivered in connection herewith or any of the transactions contemplated herein or therein, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any such party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise.  Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party. Notwithstanding the foregoing, nothing contained herein shall limit the rights either party may have under the Seller Guarantee.

11.12          Waiver of Conflicts.

(a)          It is acknowledged by each of the parties that the Share Seller has retained Goodwin Procter LLP (“Goodwin”) to act as its counsel in connection with this Agreement and the transactions contemplated hereby (the “Current Representation”), and that no other party has the status of a client of Goodwin for conflict of interest or any other purposes as a result thereof.  The Buyers hereby agree that after the Closing, Goodwin may represent the Share Seller or any representative, equityholder or partner thereof (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any other agreement entered into in connection with the transactions contemplated hereby, and including, for the avoidance of doubt, any litigation, arbitration, mediation or other dispute between or among the Buyers, the Group Companies, any of their respective Affiliates or any of their respective representatives, and any Designated Person, even though the interests of such Designated Person may be directly adverse to the Buyers, the Group Companies, any of their respective Affiliates or any of their respective representatives, and even though Goodwin may have represented the Group Companies in a substantially related matter, or may be representing the Buyers or the Group Companies in ongoing matters.  The Buyers hereby waive and agree not to, and after the Closing agrees to cause the Group Companies not to, assert (i) any claim that Goodwin has a conflict of interest in any representation described in this Section 11.12, and (ii) any confidentiality obligation with respect to any communication between Goodwin and any Designated Person or the Group Companies or any of their respective representatives occurring during the Current Representation.

(b)          THE BUYERS HAVE BEEN ADVISED WITH RESPECT TO THIS SECTION 11.12 BY THEIR OWN COUNSEL, AND THE BUYERS BELIEVE, HAVING CONSULTED WITH THEIR COUNSEL, THAT THEY HAVE SUFFICIENT INFORMATION TO ENTER INTO AND BE BOUND BY THE PROVISIONS SET FORTH IN THIS SECTION 11.12.

11.13          Disclosure Schedule.

The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Sellers that are contained in Article III and Article IV and (b) any other representations and warranties (or covenants, as applicable) of the Sellers that are contained in Article III and Article IV if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants) is reasonably apparent.  The parties acknowledge and agree that (i) the Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Buyers, (ii) the disclosure by the Sellers of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter meets a dollar or other threshold or is material or has had or would reasonably be expected to have a Company Material Adverse Effect, (iii) the Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Sellers except as and to the extent provided in this Agreement (and nothing contained in the Disclosure Schedule shall in any event expand the scope of any representation, warranty, covenant or agreement contained in this Agreement or constitute or be deemed to constitute a representation, warranty, covenant or agreement), (iv) no disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred and (v) summaries or descriptions of contracts, agreements or other documents contained in the Disclosure Schedule are qualified in their entirety by such contracts, agreements or other documents themselves.

11.14          Independent Investigation; No Other Representations and Warranties.

The Buyers have conducted to their and their respective Affiliates’ satisfaction an independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Group Companies and, in making their determination to proceed with the transactions contemplated by this Agreement and the Related Agreements, they have relied solely on the results of their own independent investigation and verification and the representations and warranties of the Sellers expressly set forth in Article III or Article IV and the certificates delivered pursuant hereto, as modified by the Disclosure Schedule.  The Buyers acknowledge that (a) the representations and warranties of the Sellers contained in this Agreement set forth in Article III or Article IV and the certificates delivered pursuant hereto, as modified by the Disclosure Schedule, and in the Related Agreements constitute the sole and exclusive representations and warranties of the Sellers in connection with the transactions contemplated hereby and thereby, and (b) all representations, warranties, statements or information made, communicated or furnished (orally or in writing) of any kind or nature (including any estimates, projections, forecasts, plans and discussions, responses to questions submitted or any other form in expectation of the transactions contemplated by this Agreement), other than those described in the foregoing clause (a), are disclaimed by the Sellers.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Asset Buyer, the US Share Buyer, the AZ Share Buyer, the Pte Share Buyer, the Asset Seller and the Share Seller have executed, or caused to be executed, this Agreement, all as of the date first written above.

TREMOR INTERNATIONAL LTD.

By: /s/ Ofer Druker
Name:  Ofer Druker
Title: CEO

By: /s/ Amy Rothstein
Name: Amy Rothstein
Title: CLO

UNRULY GROUP US HOLDING INC.

By: /s/ Ofer Druker
Name:  Ofer Druker
Title: CEO

By: /s/ Amy Rothstein
Name: Amy Rothstein
Title: CLO

UNRULY MEDIA PTY LTD.

By: /s/ Ofer Druker
Name:  Ofer Druker
Title: CEO

By: /s/ Amy Rothstein
Name: Amy Rothstein
Title: CLO

UNRULY MEDIA PTE LTD.

By: /s/ Ofer Druker
Name:  Ofer Druker
Title: CEO

By: /s/ Amy Rothstein
Name: Amy Rothstein
Title: CLO

(Signature page to Share and Asset Purchase Agreement)

IN WITNESS WHEREOF, the Asset Buyer, the US Share Buyer, the AZ Share Buyer, the Pte Share Buyer, the Asset Seller and the Share Seller have executed, or caused to be executed, this Agreement, all as of the date first written above.

AMOBEE, INC.

By:/s/ Nicolas Frederich Brien
Name: Nicolas Frederich Brien
Title: Chief Executive Officer & President

AMOBEE GROUP PTE. LTD.

By: /s/ Lim Cheng Cheng
Name: Lim Cheng Cheng
Title: Authorised Signatory

By: /s/ Sachin Gupta
Name: Sachin Gupta
Title: Authorised Signatory

(Signature page to Share and Asset Purchase Agreement)